Exhibit (a)(3)
Disclosure Statement
This Disclosure Statement is being furnished to you by (i) Stonepeak Catarina Holdings, LLC, a Delaware limited liability company (“Stonepeak Catarina” and, together with its subsidiaries, other than Evolve (as defined herein) and its subsidiaries, “Stonepeak”), SP Common Equity Subsidiary LLC, a Delaware limited liability company (“SPCE”), SP Preferred Equity Subsidiary LLC, a Delaware limited liability company (“SPPE”), Stonepeak Texas Midstream Holdco LLC, a Delaware limited liability company, Stonepeak Catarina Upper Holdings, LLC, a Delaware limited liability company, Stonepeak Infrastructure Fund (Orion AIV) LP, a Delaware limited partnership, Stonepeak Associates LLC, a Delaware limited liability company, Stonepeak GP Holdings LP, a Delaware limited partnership, Stonepeak GP Investors LLC, a Delaware limited liability company, Stonepeak GP Investors Holdings LP, a Delaware limited partnership, Stonepeak GP Investors Upper Holdings LP, a Delaware limited partnership, Stonepeak GP Investors Holdings Manager LLC, a Delaware limited liability company, and Michael Dorrell, a citizen of the United States of America (collectively, the “Stonepeak Filing Entities”), (ii) Evolve Transition Infrastructure GP LLC (f/k/a Sanchez Midstream Partners GP LLC), a Delaware limited liability company and the general partner of Evolve (the “General Partner”), and (iii) Evolve Transition Infrastructure LP (f/k/a Sanchez Midstream Partners LP), a Delaware limited partnership (“Evolve”). On November 16, 2020, Stonepeak Catarina, Evolve and the General Partner entered into a letter agreement (the “Common Unit PIK Distribution Agreement”) pursuant to which Stonepeak Catarina, Evolve and the General Partner agreed that future quarterly distributions on the Class C Preferred Units representing limited partner interests in Evolve (“Class C Preferred Units”) are payable, at Stonepeak Catarina’s election, in common units representing limited partner interests in Evolve (“Common Units”) (any such quarterly distribution that is paid in Common Units, a “Common Unit PIK Distribution”) in lieu of a quarterly distribution paid in kind with additional Class C Preferred Units (such additional units, “Class C Preferred PIK Units”).
Pursuant to Section 15.1 of the Third Amended and Restated Agreement of Limited Partnership of Evolve (the “Partnership Agreement”), at any time the General Partner or its controlled affiliates hold more than 80% of the outstanding Common Units, the General Partner or a controlled affiliate of the General Partner is entitled to exercise the limited call right (the “limited call right”) to purchase all outstanding Common Units (other than Common Units held by the General Partner or its controlled affiliates). On January 8, 2024, the General Partner exercised the limited call right to purchase all outstanding Common Units (other than Common Units owned by the General Partner or its controlled affiliates) at a price per Common Unit of $1.389285. The purchase price was calculated pursuant to the formula set forth in Section 15.1(b) of the Limited Partnership Agreement based on the average of the daily closing prices per Common Unit on the NYSE American LLC (the “NYSE American”) for the 20 consecutive trading days ending on January 4, 2024, the trading day immediately prior to the third day prior to January 8, 2024, the date the notice of election was mailed.
As of the date of this Disclosure Statement, Stonepeak has completed the Stonepeak LCR Transfer (as defined herein) and the General Partner and its controlled affiliates own (i) 6,824,812 Common Units, representing approximately 81.6% of the outstanding Common Units, (ii) the non-economic general partner interest in Evolve and (iii) all of Evolve’s incentive distribution rights. Stonepeak owns (i) all of the issued and outstanding Class C Preferred Units and (ii) a warrant, as amended from time to time, (the “Warrant”) that entitles Stonepeak Catarina to receive junior securities of Evolve (including Common Units) representing 10% of all junior securities deemed outstanding when exercised. As of the date of this Disclosure Statement, Stonepeak does not expect to exercise the warrant.
On January 8, 2024, the General Partner exercised the limited call right to purchase all outstanding Common Units (other than Common Units owned by the General Partner or its controlled affiliates) at a price per Common Unit of $1.389285. Upon the consummation of the exercise of the limited call right, which is excepted to occur on or about February 16, 2024, Stonepeak and its affiliates will own all of the outstanding Common Units and will be entitled to all of the benefits resulting from those interests. In addition, following the consummation of the limited call right, the Common Units will cease to be listed on the NYSE American and will no longer be publicly traded.

The Common Unit PIK Distributions, the potential exercise of the Warrant and the exercise of the limited call right are referred to in this Disclosure Statement as the “Transactions.”
AS OF THE DATE OF THIS DISCLOSURE STATEMENT, STONEPEAK HAS CAUSED THE EXERCISE OF THE LIMITED CALL RIGHT.
NO VOTE OR ACTION OF HOLDERS OF COMMON UNITS (“COMMON UNITHOLDERS”) IS REQUIRED OR REQUESTED IN CONNECTION WITH ANY OF THE TRANSACTIONS. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. COMMON UNITHOLDERS ARE NOT REQUIRED TO MAKE ANY DECISION IN CONNECTION WITH THE LIMITED CALL RIGHT.
None of the Transactions have been approved or disapproved by the Securities and Exchange Commission (the “SEC”) or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of such transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.
You are urged to read this Disclosure Statement in its entirety for a description of the Transactions.
The date of this Disclosure Statement is January 8, 2024.

i

SUMMARY TERM SHEET
The following summary highlights and provides an overview of the transactions discussed in this Disclosure Statement and may not present all the information that is important to you. The summary also contains cross-references to the more detailed discussions elsewhere in the Disclosure Statement. You should carefully read this entire Disclosure Statement, the Transaction Statement on Schedule 13E-3 of which it forms a part and the other exhibits to the Transaction Statement on Schedule 13E-3.
Who are the parties filing the Transaction Statement on Schedule 13E-3?
The Stonepeak Filing Entities
Stonepeak Catarina is a Delaware limited liability company. Stonepeak owns (i) the Warrant, (ii) all of the issued and outstanding Class C Preferred Units, (iii) the non-economic general partner interest in Evolve and (iv) all of Evolve’s incentive distribution rights.
Stonepeak Texas Midstream Holdco LLC, a Delaware limited liability company, is the managing member of Stonepeak Catarina.
Stonepeak Catarina Upper Holdings, LLC, a Delaware limited liability company, is the majority owner member of Stonepeak Texas Midstream Holdco LLC.
Stonepeak Associates LLC, a Delaware limited liability company, is the managing member of Stonepeak Texas Midstream Holdco LLC and the general partner of Stonepeak Infrastructure Fund (Orion AIV) LP.
Stonepeak Infrastructure Fund (Orion AIV) LP, a Delaware limited partnership, is the managing member of Stonepeak Catarina Upper Holdings, LLC.
Stonepeak GP Holdings LP, a Delaware limited liability company, is the sole member of Stonepeak Associates LLC.
Stonepeak GP Investors Holdings LP, a Delaware limited partnership, is the managing member of Stonepeak GP Investors LLC.
Stonepeak GP Investors Upper Holdings LP, a Delaware limited partnership, is the general partner of Stonepeak GP Investors Holdings LP.
Stonepeak GP Investors Holdings Manager LLC, a Delaware limited liability company, is the general partner of Stonepeak GP Investors Upper Holdings LP.
Mr. Michael B. Dorrell is the Chairman, Chief Executive Officer, co-founder and sole member of Stonepeak GP Investors Holdings Manager LLC.
See “The Transactions — Certain Information Concerning the Stonepeak Filing Entities” for more information.
Evolve
Evolve is a Delaware limited partnership focused on the acquisition, development, and ownership of infrastructure critical to the transition of energy supply to lower carbon sources. See “The Transactions — Certain Information Concerning Evolve” for more information.
The General Partner
The General Partner is a Delaware limited liability company and the sole general partner of Evolve.
The General Partner is the manager of SP Preferred Equity Subsidiary LLC and the manage of SP Common Equity Subsidiary LLC.
Why did Stonepeak Catarina enter into the Common Unit PIK Distribution Agreement?
Stonepeak Catarina entered into the Common Unit PIK Distribution Agreement to allow it to elect to receive Common Units rather than Class C Preferred PIK Units in connection with future distributions on its

Class C Preferred Units. The Common Unit PIK Distribution Agreement provides Stonepeak Catarina the opportunity to receive additional Common Units, which led to Stonepeak holding more than 80% of the outstanding Common Units, which after completing the Stonepeak LCR Transfer enabled Stonepeak to cause the General Partner to exercise the limited call right provided for in Section 15.1 of the Partnership Agreement to purchase all, but not less than all, of the outstanding Common Units (other than Common Units held by the General Partner and its controlled affiliates). As of the date of this Disclosure Statement, the General Partner and its controlled affiliates own more than 80% of the Common Units and has exercised the limited call right. See “Special Factors — Purpose of and Reasons for the Transactions; Consideration of Alternatives; Plans for Evolve After the Transactions” beginning on page 10 for more information.
What are the material terms of the Common Unit PIK Distribution Agreement?
Common Unit PIK Distributions
The Common Unit PIK Distribution Agreement provides that Stonepeak Catarina may elect to receive future quarterly distributions on Class C Preferred Units in Common Units in lieu of receiving additional Class C Preferred PIK Units. Pursuant to the Common Unit PIK Distribution Agreement, the number of Common Units Stonepeak Catarina will acquire in a Common Unit PIK Distribution will be determined as of the date of the notice of election delivered by Stonepeak Catarina to Evolve and will equal the product of: (i) the Class C Preferred Unit Distribution Rate (as defined in the Partnership Agreement) for such quarter divided by the greater of (1) $0.5252 (subject to adjustment for unit splits, unit combinations, unit dividends and other similar events) and (2) an amount equal to (a), if the Warrant has not been exercised in full, the product of 110% multiplied by the closing price per Common Unit on the last trading day immediately prior to the date of the notice of election, or (b), if the Warrant has been exercised in full, the closing price per Common Unit on the last trading day immediately prior to the date of the notice of election; multiplied by (ii) the number of Class C Preferred Units held by Stonepeak Catarina.
Conditions to Issuance of Common Unit PIK Distributions
Each issuance of Common Units in connection with a Common Unit PIK Distribution is subject to the satisfaction of the following conditions: (i) the Common Units to be received in such Common Unit PIK Distribution have been approved for listing by the NYSE American; (ii) there are no pending suits, actions or proceedings by or before any governmental authority challenging or seeking to restrain, preclude, enjoin or prohibit the transactions contemplated by the Common Unit PIK Distribution Agreement; and (iii) each of Stonepeak Catarina, the General Partner and Evolve has complied with applicable federal securities laws applicable to the issuance of Common Units in any Common Unit PIK Distribution, including the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder.
The foregoing summary of the Common Unit PIK Distribution Agreement set forth above is qualified by reference to the full text of such agreement, which is filed as Exhibit (d)(1) to this Transaction Statement on Schedule 13E-3. For more information, see “The Transactions — The Common Unit PIK Distribution Agreement.”
Have the conditions to the exercise of the limited call right been satisfied?
Yes. The General Partner and its controlled affiliates must hold more than 80% of the outstanding Common Units to be able to exercise the limited call right. Once Stonepeak holds more than 80% of the outstanding Common Units, whether as a result of Common Unit PIK Distributions, the exercise of the Warrant or other acquisition of Common Units, and completes the Stonepeak LCR Transfer, Stonepeak will be able to cause the General Partner or a controlled affiliate of the General Partner to exercise the limited call right. Stonepeak would effect any such exercise by: (i) either (a) transferring control over or (b) transferring all of the Common Units held by it to the General Partner or a controlled affiliate of the General Partner (the “Stonepeak LCR Transfer”); and (ii) causing the General Partner, which under Section 15.1 of the Partnership Agreement has the right to exercise the limited call right, to either (a) exercise the limited call right or (b) assign and transfer such right to a controlled affiliate of the General Partner and then exercise (or cause the exercise) of such limited call right.

As of the date of this Disclosure Statement, Stonepeak has completed the Stonepeak LCR Transfer and the General Partner and its controlled affiliates own 6,824,812 Common Units, representing approximately 81.6% of the outstanding Common Units.
In addition, as of the date of this Disclosure Statement, Stonepeak has completed the Stonepeak LCR Transfer and has caused the General Partner to exercise the limited call right.
When and how much will I be paid in connection with the exercise of the limited call right?
On January 8, 2024, the General Partner exercised the limited call right to purchase all outstanding Common Units, other than Common Units owned by the General Partner or its controlled affiliates, at a price per Common Unit of $1.389285, which is equal to the average of the daily closing prices on the NYSE American per common unit for the 20 consecutive trading days ending on January 4, 2024, the trading day immediately prior to the third day prior to January 8, 2024, the date the notice of election was mailed. The exercise of the limited call right is expected to be consummated on or about February 16, 2024.
In connection with the exercise of the limited call right, the General Partner has caused or will cause the transfer agent to mail to each Common Unitholder a notice of the General Partner’s (or its controlled affiliate’s) election to purchase its Common Units, and such Common Unitholder will receive, for each Common Unit, a cash payment equal $1.389285.
Will Stonepeak have the financial resources to pay for all of the Common Units that it will acquire if the exercise of the limited call right is consummated?
Yes, Stonepeak has sufficient financial resources available to it. Stonepeak estimates that the total funds required for the General Partner to purchase all of the outstanding Common Units (other than Common Units held by the General Partner or its controlled affiliates), and to pay related fees and expenses, will be approximately $2.7 million.
On January 5, 2024, an affiliate of Stonepeak entered into an intercompany loan agreement (the “LCR Loan Agreement”) with the General Partner, providing for a loan to the General Partner, upon the request of the General Partner, in an aggregate principal amount of approximately $2.7 million. The proceeds of the LCR Loan Agreement will be used to fund the purchase of all of the outstanding Common Units (other than Common Units held by the General Partner or its controlled affiliates), and to pay related fees and expenses. See “The Transaction — Source and Amount of Funds” for more information.
Is this the first step in a “going-private” transaction?
Yes, as a result of the Common Unit PIK Distributions, Stonepeak holds more than 80% of the outstanding Common Units. In connection with the consummation of the exercise of the limited call right, Stonepeak will purchase all of the outstanding Common Units (other than Common Units held by the General Partner or its controlled affiliates) and Evolve will cease to be a public company, registration of Common Units under the Exchange Act will be terminated and Common Units will cease to be quoted on the NYSE American. See “The Transaction — Appraisal Rights; “Going-Private” Rules.”
Has Stonepeak negotiated, or sought the approval of, the terms of the Common Unit PIK Distribution Agreement with Evolve, the board of directors of the General Partner or a committee thereof?
Yes. The terms of the Common Unit PIK Distribution Agreement were negotiated with the conflicts committee (the “Conflicts Committee”) of the board of directors of the General Partner (the “Evolve Board”). On November 16, 2020, the Conflicts Committee approved the Common Unit PIK Distribution Agreement and recommended to the Evolve Board that it approve the Common Unit PIK Distribution Agreement. Following the approval and recommendation of the Conflicts Committee, on November 16, 2020, the Evolve Board approved the Common Unit PIK Distribution Agreement.
Are appraisal rights available in connection with the exercise of the limited call right?
Appraisal rights are not available in connection with the exercise of the limited call right. Unlike the stock of a corporation, the Delaware law governing limited partnerships does not provide for appraisal rights unless such rights are contained in the partnership agreement. The Partnership Agreement does not provide for any rights to appraisal. See “The Transactions — Appraisal Rights; “Going-Private” Rules” beginning on page 22.
Do the Stonepeak Filing Entities have any plans for Evolve after the exercise of the limited call right?
Upon completion of the exercise of the limited call right, Stonepeak intends to cause the Common Units to be delisted from the NYSE American and deregistered under the Exchange Act. Once the registration of the Common Units under the Exchange Act has been terminated, Evolve will no longer be required to file periodic reports with the SEC. See “The Transactions — Possible Effects of the Transactions on the Market for Common Units; Stock Exchange Listing; Registration Under the Exchange Act.”
The Stonepeak Filing Entities currently expect that, following the completion of the exercise of the limited call right, Evolve would become an indirect wholly owned subsidiary of Stonepeak. Stonepeak further expects that it would continue to pursue a sale of Evolve, to operate Evolve as a going concern under its control and to review Evolve’s assets, corporate structure, capitalization, operations, properties, policies, management and personnel to determine which changes may be necessary following the consummation of the exercise of the limited call right. The Stonepeak Filing Entities expressly reserve the right to make any changes to its future plans that they deem necessary or appropriate in light of its review or future developments including, the right to sell Evolve’s assets. See “Special Factors — Purpose of and Reasons for the Transactions; Consideration of Alternatives; Plans for Evolve After the Transactions” beginning on page 10 for more information.
Am I requested, required or entitled to make any decisions in connection with Common Unit PIK Distributions or the exercise of the limited call right?
You are not requested, required or entitled to make any decisions in connection with Common Unit PIK Distributions or the exercise of the limited call right. As a result of Stonepeak causing the General Partner to exercise the limited call right, Stonepeak will acquire all outstanding Common Units through no action of Common Unitholders due to the fact that the limited call right is a contractual provision contained in the Partnership Agreement that Common Unitholders are deemed to accept.
What are the United States federal income tax consequences of having Common Units purchased as a result of the limited call right?
In general, if you are a U.S. Holder (as defined in “The Transactions — Material United States Federal Income Tax Consequences”), the sale of Common Units for cash pursuant to the exercise of the limited call right will be a taxable transaction in which you will recognize gain or loss for United States federal income tax purposes. A portion of this gain or loss, which could be substantial, will be separately computed and taxed as ordinary income or loss to the extent attributable to “unrealized receivables,” including depreciation recapture, or to “inventory items” owned by Evolve and its subsidiaries. Passive losses that were not deductible by a U.S. Holder in prior taxable periods may become available to offset a portion of the gain recognized by such U.S. Holder. See “The Transactions — Material United States Federal Income Tax Consequences” beginning on page 19 for more information.

SPECIAL FACTORS
Background of the Transactions
As more fully described in the section entitled “Special Factors — Certain Relationships Between Stonepeak and Evolve,” Evolve is managed and operated by the executive officers of the General Partner and the Evolve Board. Since September 7, 2020, Stonepeak has owned the General Partner and has had the right to appoint the entire Evolve Board, including the independent directors appointed in accordance with the listing standards of the NYSE American. The independent directors currently serving on the Evolve Board are Richard S. Langdon and Steven E. Meisel. Mr. Langdon has served as an independent director of the General Partner or Evolve’s predecessor since 2006. Mr. Meisel has served as an independent director of the General Partner since 2020.
In October 2015, Stonepeak Catarina purchased 19,444,445 Class B Preferred Units representing limited partner interests in Evolve (“Class B Preferred Units”) from Evolve for approximately $350.0 million in a privately negotiated transaction. In connection with the purchase of the Class B Preferred Units, Stonepeak Catarina, Evolve and the General Partner entered into a board representation and standstill agreement, which provided Stonepeak Catarina the right to designate two persons to serve as directors on the Evolve Board and prohibited Stonepeak Catarina from engaging in certain transactions relating to Evolve and the General Partner. Stonepeak Catarina designated Jack Howell and Luke Taylor to serve as directors on the Evolve Board.
In December 2016 and January 2017, Stonepeak Catarina acquired an additional 11,556,442 Class B Preferred Units in accordance with the terms of the Second Amended and Restated Agreement of Limited Partnership of Evolve and a settlement agreement and mutual release between Stonepeak Catarina and Evolve.
In February 2017, the Evolve Board elected to, and Stonepeak Catarina consented to, the payment of a portion of the quarterly distribution on Class B Preferred Units with respect to the fourth quarter of 2016 in the form of 208,594 Common Units.
In May 2017, the Evolve Board elected to, and Stonepeak Catarina consented to, the payment of a portion of the quarterly distribution on Class B Preferred Units with respect to the first quarter of 2017 in the form of 184,697 Common Units.
In August 2019, Stonepeak Catarina exchanged all of the Class B Preferred Units held by it for newly issued Class C Preferred Units and the Warrant in a privately negotiated transaction. The Class C Preferred Units, unlike the Class B Preferred Units, are not convertible into Common Units and are redeemable by Evolve subject to the terms of the Partnership Agreement. Additionally, Stonepeak Catarina, Evolve and the General Partner entered into the Board Representation Agreement (as defined below).
On September 7, 2020, Stonepeak Catarina entered into a contribution and exchange agreement (the “Contribution Agreement”) with SP Capital Holdings, LLC (“SP Capital”) and SP Common Equity LLC (“SPCE”). Pursuant to the Contribution Agreement: (i) SP Capital contributed 100% of the issued and outstanding membership interest in SP Holdings, LLC, the sole member of the General Partner (“SP Holdings”), to Stonepeak Catarina; (ii) SPCE irrevocably committed to contribute 100% of the issued and outstanding membership interests in SP Common Equity Subsidiary LLC, a wholly owned subsidiary of SPCE (“SP Common Equity Subsidiary”), to Stonepeak Catarina; and (iii) Stonepeak Catarina issued membership interests in Stonepeak Catarina to SP Capital and SPCE (collectively, the “Evolve GP Acquisition”).
In connection with the Evolve GP Acquisition, Antonio R. Sanchez, Jr. and certain affiliates of Mr. Sanchez (the “Sanchez Holders”) irrevocably committed to contribute 4,650,439 Common Units (including 140,647 Common Units that are subject to vesting) held by the Sanchez Holders to SP Common Equity Subsidiary. As a result of the closing of the Evolve GP Acquisition, Stonepeak Catarina became the indirect holder of 4,650,439 Common Units, the non-economic general partner interest in Evolve and all of Evolve’s incentive distribution rights.
Additionally, on September 7, 2020, in connection with the Evolve GP Acquisition, SP Holdings, as the sole member of the General Partner, entered into an amendment to the Limited Liability Company Agreement of the General Partner to reduce the number of required independent directors on the Evolve Board and the audit committee of the Evolve Board from three to two, in each case in compliance with the rules and regulations of the NYSE American. As a result of the consummation of the Evolve GP Acquisition, (i) Eduardo A. Sanchez and Patricio D. Sanchez resigned from their positions as directors on the Evolve Board, (ii) G. M. Byrd Larberg was removed from his position as a director on the Evolve Board and (iii) John T. Steen, III, Michael Bricker and Steven E. Meisel were appointed to serve as directors on the Evolve Board.
On October 6, 2020, Stonepeak proposed non-binding discussions with the Evolve Board about terminating, or alternatively, amending and restating, the amended and restated shared services agreement, dated as of March 6, 2015 (the “Shared Services Agreement”), by and between SP Holdings and Evolve. The Shared Services Agreement can be terminated by either party at any time by 180 days’ prior written notice to the other party. The Shared Services Agreement provides that if there is a termination other than by either party at the end of the Shared Services Agreement’s term, by Evolve for an uncured breach by SP Holdings, or by Evolve upon a change of control of SP Holdings, then Evolve will owe a termination payment to SP Holdings in an amount equal to $5,000,000 plus 5% of the transaction value of all asset acquisitions theretofore consummated (the “Termination Fee”). Pursuant to the Board Representation Agreement (as defined below), Evolve must obtain Stonepeak’s consent to terminate the Shared Services Agreement. If the Shared Services Agreement is terminated and Evolve is required to pay the Termination Fee, Stonepeak estimates that such Termination Fee would be in excess of $40 million, inclusive of the accrued quarterly asset management fee payable in Common Units each quarter the Shared Services Agreement is in effect. In accordance with the Shared Services Agreement, SP Holdings has the option to receive payment of such Termination Fee in cash or Common Units.
As an alternative to terminating the Shared Services Agreement, Stonepeak also proposed to the Evolve Board amending and restating the Shared Services Agreement to, among other things, eliminate SP Holdings’ right to receive certain substantial fees payable by Evolve for services rendered to Evolve and upon termination of the Shared Services Agreement, in exchange for the issuance by Evolve of a number of Common Units to SP Holdings, the exact amount of which would be subject to negotiation.
On October 7, 2020, the Evolve Board referred the assessment of Stonepeak’s Shared Services Agreement proposal to the Conflicts Committee, which, at the time, consisted of two independent directors, Richard S. Langdon and Alan S. Bigman. Subsequent to the referral of the assessment of Stonepeak’s proposal regarding the Shared Services Agreement, the Conflicts Committee engaged the law firm of Hall, Estill, Hardwick, Gable, Golden & Nelson as legal advisor to the Conflicts Committee (“Hall Estill”).
On October 9, 2020, and again on October 13, 2020, the Conflicts Committee met telephonically, with representatives of Hall Estill in attendance, to discuss and consider Stonepeak’s request to engage in discussions regarding the termination of the Shared Services Agreement.
On October 15, 2020, the Conflicts Committee met telephonically, with representatives of Hall Estill and the General Partner’s Chief Executive Officer Gerry Willinger and Chief Financial Officer Charles Ward in attendance, to discuss and consider alternatives with respect to and the history of the Shared Services Agreement.
On October 19, 2020 the Conflicts Committee met telephonically, with Messrs. Willinger and Ward and a representative of Hunton Andrews Kurth LLP, legal advisor to Evolve (“HAK”), in attendance, for additional discussion of alternatives with respect to the Shared Services Agreement. Later on October 19, 2020, the Conflicts Committee reconvened telephonically, with representatives of Hall Estill in attendance, to continue such discussion.
On October 22, 2020, the Conflicts Committee met telephonically, with representatives of Hall Estill in attendance, in preparation for the Conflicts Committee members’ discussion later that same day with representatives of Stonepeak, during which Stonepeak provided the Conflicts Committee with additional details and context for Stonepeak’s consideration of alternatives with respect to the Shared Services Agreement.
On October 23, 2020 and October 25, 2020, the Conflicts Committee met telephonically, with a representative of Hall Estill in attendance, during which such representative of Hall Estill provided the

Conflicts Committee with an update regarding a discussion she had had with representatives of Sidley Austin LLP, legal advisor to Stonepeak (“Sidley”), pertaining to Stonepeak’s consideration of alternatives with respect to the Shared Services Agreement.
On October 30, 2020, the Conflicts Committee members met telephonically with representatives of Stonepeak. Recognizing the impending in-kind quarterly distribution on Class C Preferred Units, discussions regarding the Shared Services Agreement were postponed and discussions regarding the potential for Stonepeak to receive Common Units in lieu of additional Class C Preferred PIK Units for future quarterly distributions on Class C Preferred Units began.
On November 2, 2020, the Conflicts Committee met telephonically, with representatives of Hall Estill in attendance, to preliminarily discuss Evolve potentially issuing Common Units to Stonepeak in lieu of additional Class C Preferred PIK Units for future quarterly distributions on Class C Preferred Units.
On November 6, 2020, on behalf of Stonepeak, representatives of Sidley sent a draft of the Common Unit PIK Distribution Agreement to representatives of HAK, which was distributed to the Conflicts Committee and Hall Estill.
On November 9, 2020, the Conflicts Committee met telephonically, with representatives of Hall Estill in attendance, to discuss the draft Common Unit PIK Distribution Agreement.
On November 9, 2020, Stonepeak received an unsolicited non-binding indication of interest regarding Evolve from a privately held company focused on the acquisition of midstream assets using private equity capital (“Party A”) at a price less than the liquidation preference on the currently outstanding Class C Preferred Units, which was $418.7 million, as of December 18, 2020. The indication of interest was subject to further diligence by the third party and negotiation of the ultimate purchase price and transaction structure.
On November 11, 2020, representatives of HAK sent a revised draft of the Common Unit PIK Distribution Agreement to representatives of Sidley. The revised draft of the Common Unit PIK Distribution Agreement proposed a conversion price formula for determination of the number of Common Units to be received in a Common Unit PIK Distribution, based on 110% of the average of the daily closing price per Common Unit for the twenty (20) consecutive days prior to the date of Stonepeak’s written notice electing a Common Unit PIK Distribution for the applicable quarter, rather than providing for a fixed conversion price.
On November 12, 2020, prior to a regularly scheduled Evolve Board meeting, the indication of interest received by Stonepeak was shared via email with all members of the Evolve Board.
After consideration of the indication of interest, Stonepeak determined that it was not in the best interests of Evolve or the Common Unitholders to pursue the potential transaction further given that the indicated purchase price was less than the liquidation preference of the currently outstanding Class C Preferred Units, and such determination was communicated to Party A. As a result of Stonepeak’s determination, the Evolve Board did not take any action with respect to the indication of interest.
Also on November 12, 2020, representatives of Sidley, on behalf of Stonepeak, sent a revised draft of the Common Unit PIK Distribution Agreement to representatives of HAK, which was distributed to the Conflicts Committee and Hall Estill. The revised draft reflected Stonepeak’s response to the proposed conversion price formula, including that the 10% premium to the current market price would only apply while the Warrant is outstanding.
On November 13, 2020, representatives of HAK sent a revised draft of the Common Unit PIK Distribution Agreement to representatives of Sidley, which was distributed to the Conflicts Committee and Hall Estill. Such draft affirmed the Common Unit PIK Distribution for the third quarter 2020 was to be calculated using the same conversion price formula as applicable to the Common Unit PIK Distribution for future quarters. Such draft also provided that the conversion price would be determined by the closing price per Common Unit on the last trading day of the calendar month following the end of the applicable quarter.
On November 13, 2020 the Conflicts Committee met telephonically, with representatives of Hall Estill in attendance, to consider the November 13th draft of the Common Unit PIK Distribution Agreement.

Later on November 13, 2020, representatives of HAK sent a revised draft of the Common Unit PIK Distribution Agreement to representatives of Sidley, which was distributed to the Conflicts Committee and Hall Estill. Such draft reflected calculation of 22,274,886 Common Units to be issued for the Common Unit PIK Distribution for the third quarter 2020, established that the conversion price for determination of the number of Common Units to be received in a Common Unit PIK Distribution shall not be less than $0.5252 (subject to adjustment for unit splits, unit combinations, unit dividends and other similar events), and modified that the conversion price would be determined by the closing price per Common Unit on the last trading day immediately prior to the date of Stonepeak’s written notice electing a Common Unit PIK Distribution for the applicable quarter.
On November 16, 2020, representatives of HAK sent a revised draft of the Common Unit PIK Distribution Agreement to representatives of Sidley, which was distributed to the Conflicts Committee and Hall Estill. Such draft corrected the calculation of Common Units to be issued for the Common Unit PIK Distribution for the third quarter 2020 at 22,274,869 Common Units.
Also on November 16, 2020, the Conflicts Committee met telephonically, with representatives of Hall Estill in attendance, to consider whether to approve the Common Unit PIK Distribution Agreement. Upon a recess in the Conflicts Committee meeting, the Evolve Board met, approving a resolution officially referring the potential conflict of interest inherent in the transactions contemplated by the Common Unit PIK Distribution Agreement to the Conflicts Committee and ratifying its and its advisors’ actions within the scope of that delegation. Then the Conflicts Committee resumed its meeting and (i) determined in good faith the transactions contemplated by the Common Unit PIK Distribution Agreement to be advisable and fair to and in the best interests of Evolve and holders of Common Units that are not affiliated with the General Partner, (ii) approved such transactions and (iii) recommended that the Evolve Board approve such transactions and the Common Unit PIK Distribution Agreement, which approval constituted Special Approval pursuant to the Partnership Agreement.
Later on November 16, 2020, the Evolve Board met telephonically, with representatives of HAK in attendance, to consider whether to approve the Common Unit PIK Distribution Agreement. At the meeting, the Evolve Board (i) approved the Common Unit PIK Distribution Agreement and the transactions contemplated thereby and (ii) determined that the Common Unit PIK Distribution Agreement and the transactions contemplated thereby and, if exercised, the limited call right, are both financially and procedurally fair to holders of Common Units that are not affiliated with the General Partner (the “Unaffiliated Unitholders”).
Following the November 16, 2020 meetings of the Conflicts Committee and the Evolve Board, Stonepeak Catarina, Evolve and the General Partner executed the Common Unit PIK Distribution Agreement.
Pursuant to the Common Unit PIK Distribution Agreement, Stonepeak and Evolve agreed that the distribution on the Class C Preferred Units for the third quarter 2020 would be paid through the issuance of 22,274,869 Common Units (the “Third Quarter 2020 Common Unit PIK Distribution”) subject to the satisfaction of certain conditions. In accordance with the Common Unit PIK Distribution Agreement, Evolve made the Third Quarter 2020 Common Unit PIK Distribution to Stonepeak on February 1, 2021.
As previously disclosed, Evolve’s Long-Term Incentive Plan, effective March 6, 2015 (the “LTIP”), provides that upon the issuance of additional Common Units from time to time, the maximum number of Common Units that may be delivered or reserved for delivery with respect to the LTIP shall be automatically increased (such increase, the “LTIP Increase”) pursuant to the terms of the LTIP.
On December 11, 2020, the Stonepeak Filing Entities, Evolve and the General Partner jointly filed a transaction statement on Schedule 13E-3 in connection with, among other things, the Transactions (the “Prior Transaction Statement”).
On December 28, 2020, the Stonepeak Filing Entities, Evolve and the General Partner jointly filed that certain Amendment No. 1 to the Prior Transaction Statement in connection with, among other things, the Transactions.
On January 28, 2021, Stonepeak Catarina provided Evolve with its notice of election to receive the fourth quarter 2020 Common Unit PIK Distribution, pursuant to which it would receive 12,445,491 Common Units

(the “Fourth Quarter 2020 Common Unit PIK Distribution”). In accordance with the Common Unit PIK Distribution Agreement, Evolve made the Fourth Quarter 2020 Common Unit PIK Distribution to Stonepeak on February 25, 2021.
On February 2, 2021, the Stonepeak Filing Entities, Evolve and the General Partner jointly filed that certain Amendment No. 2 to the Prior Transaction Statement in connection with, among other things, the Transactions.
On February 24, 2021, Evolve and Stonepeak Catarina entered into Amendment No. 1 to the Warrant to exclude from the Warrant the 1,866,823 Common Units included in the LTIP Increase resulting from the issuance of the Common Units issued pursuant to the Fourth Quarter 2020 Common Unit PIK Distribution.
On April 20, 2021, Evolve entered into that certain ATM Sales Agreement with Virtu Americas LLC (“Virtu”), whereby, among other things, Evolve may sell from time to time through Virtu, as Evolve’s sales agent or principal, Common Units.
On April 30, 2021, Stonepeak Catarina provided Evolve with its notice of election to receive the first quarter 2021 Common Unit PIK Distribution, pursuant to which it would receive 13,763,249 Common Units (the “First Quarter 2021 Common Unit PIK Distribution”). In accordance with the Common Unit PIK Distribution Agreement, Evolve made the First Quarter 2021 Common Unit PIK Distribution to Stonepeak on May 20, 2021.
On May 4, 2021, Evolve and Stonepeak Catarina entered into Amendment No. 2 to the Warrant to exclude from the Warrant the 2,064,487 Common Units included in the LTIP Increase resulting from the issuance of the Common Units issued pursuant to the First Quarter 2021 Common Unit PIK Distribution.
On July 30, 2021, Stonepeak Catarina provided Evolve with its notice of election to receive the second quarter 2021 Common Unit PIK Distribution, pursuant to which it would receive 8,012,850 Common Units (the “Second Quarter 2021 Common Unit PIK Distribution”). In accordance with the Common Unit PIK Distribution Agreement, Evolve made the Second Quarter 2021 Common Unit PIK Distribution to Stonepeak on August 20, 2021.
On August 2, 2021, Evolve and Stonepeak Catarina entered into Amendment No. 3 to the Warrant to exclude from the Warrant the 1,201,928 Common Units included in the LTIP Increase resulting from the issuance of the Common Units issued pursuant to the Second Quarter 2021 Common Unit PIK Distribution.
On September 22, 2021, the Stonepeak Filing Entities, Evolve and the General Partner jointly filed that certain Amendment No. 3 to the Prior Transaction Statement on Schedule 13E-3 in order to, among other things, withdraw the Prior Transaction Statement in connection with (i) Evolve’s previously announced at-the-market offering of Common Units made pursuant to the ATM Sales Agreement, which resulted in a dilution of Stonepeak’s ownership in Evolve, and (ii) the increase in per Common Unit trading price since the initial filing of the Prior Transaction Statement. The Stonepeak Filing Entities, Evolve and the General Partner jointly withdrew the Prior Transaction Statement because they did not expect the potential issuances of Common Units made pursuant to the Common Unit PIK Distribution Agreement to result in Stonepeak holding more than 80% of the outstanding Common Units — the threshold required for Stonepeak to have the opportunity to cause the exercise of the limited call right.
On October 29, 2021, Stonepeak Catarina provided Evolve with its notice of election to receive the third quarter 2021 Common Unit PIK Distribution, pursuant to which it would receive 10,832,186 Common Units (the “Third Quarter 2021 Common Unit PIK Distribution”). In accordance with the Common Unit PIK Distribution Agreement, Evolve made the Third Quarter 2021 Common Unit PIK Distribution to Stonepeak on November 22, 2021.
On November 3, 2021, Evolve entered into that certain Framework Agreement with HOBO Renewable Diesel LLC (“HOBO”), whereby, among other things, Evolve may be required to issue Common Units to HOBO, if, at HOBO’s election, it chooses to receive payment of the Incentive Development Fee (as defined therein) in the form of Common Units.
On November 5, 2021, Evolve and Stonepeak Catarina entered into Amendment No. 4 to the Warrant to exclude from the Warrant the 1,624,828 Common Units included in the LTIP Increase resulting from the issuance of the Common Units issued pursuant to the Third Quarter 2021 Common Unit PIK Distribution.

On November 9, 2021, Evolve and Stonepeak Catarina entered into Amendment No. 5 to the Warrant to exclude from the Warrant both (i) certain Common Units issued in connection with the hiring of Randall Gibbs as the Chief Executive Officer of the General Partner, Mike Kuess as the President and Chief Operating Officer of the General Partner, and Jonathan Hartigan as the President and Chief Investment Officer of the General Partner (the “New Executive Units”) and (ii) 2,655,000 Common Units included in the LTIP Increase resulting from the issuance of the New Executive Units.
On January 31, 2022, Stonepeak Catarina provided Evolve with its notice of election to receive the fourth quarter 2021 Common Unit PIK Distribution, pursuant to which it would receive 24,502,356 Common Units (the “Fourth Quarter 2021 Common Unit PIK Distribution”). In accordance with the Common Unit PIK Distribution Agreement, Evolve made the Fourth Quarter 2021 Common Unit PIK Distribution to Stonepeak on February 22, 2022.
On February 1, 2022, Evolve and Stonepeak Catarina entered into Amendment No. 6 to the Warrant to exclude from the Warrant the 3,675,353 Common Units included in the LTIP Increase resulting from the issuance of the Common Units issued pursuant to the Fourth Quarter 2021 Common Unit PIK Distribution.
On April 28, 2022, Stonepeak Catarina provided Evolve with its notice of election to receive the first quarter 2022 Common Unit PIK Distribution, pursuant to which it would receive 24,721,910 Common Units (the “First Quarter 2022 Common Unit PIK Distribution”). In accordance with the Common Unit PIK Distribution Agreement, Evolve made the First Quarter 2022 Common Unit PIK Distribution to Stonepeak on May 20, 2022.
On April 29, 2022, but effective as of May 2, 2022, Evolve and Stonepeak Catarina entered into Amendment No. 7 to the Warrant to exclude from the Warrant the 3,708,287 Common Units included in the LTIP Increase resulting from the issuance of the Common Units issued pursuant to the First Quarter 2022 Common Unit PIK Distribution.
On July 29, 2022, Stonepeak Catarina provided Evolve with its notice of election to receive the second quarter 2022 Common Unit PIK Distribution, pursuant to which it would receive 27,442,638 Common Units (the “Second Quarter 2022 Common Unit PIK Distribution”). In accordance with the Common Unit PIK Distribution Agreement, Evolve made the Second Quarter 2022 Common Unit PIK Distribution to Stonepeak on August 22, 2022.
Further, on July 29, 2022, Evolve and Stonepeak Catarina entered into Amendment No. 8 to the Warrant to exclude from the Warrant the 4,116,396 Common Units included in the LTIP Increase resulting from the issuance of the Common Units issued pursuant to the Second Quarter 2022 Common Unit PIK Distribution.
On October 28, 2022, Stonepeak Catarina provided Evolve with its notice of election to receive the third quarter 2022 Common Unit PIK Distribution, pursuant to which it would receive 27,442,638 Common Units (the “Third Quarter 2022 Common Unit PIK Distribution”). In accordance with the Common Unit PIK Distribution Agreement, Evolve made the Third Quarter 2022 Common Unit PIK Distribution to Stonepeak on December 28, 2022.
Further, on December 28, 2022, Evolve and Stonepeak Catarina entered into Amendment No. 9 to the Warrant to exclude from the Warrant the 4,116,396 Common Units included in the LTIP Increase resulting from the issuance of the Common Units issued pursuant to the Third Quarter 2022 Common Unit PIK Distribution.
On April 28, 2023, Stonepeak Catarina provided Evolve with its notice of election to receive the first quarter 2023 Common Unit PIK Distribution, pursuant to which it would receive 28,403,130 Common Units (the “First Quarter 2023 Common Unit PIK Distribution”). In accordance with the Common Unit PIK Distribution Agreement, Evolve made the First Quarter 2022 Common Unit PIK Distribution to Stonepeak on May 1, 2023.
Further, on May 1, 2023, Evolve and Stonepeak Catarina entered into Amendment No. 10 to the Warrant to exclude from the Warrant the 4,260,470 Common Units included in the LTIP Increase resulting from the issuance of the Common Units issued pursuant to the First Quarter 2023 Common Unit PIK Distribution.
On July 17, 2023, Evolve completed a one-for-thirty reverse split of its Common Units.

On July 24, 2023, Evolve commenced a marketing process for the sale of all or substantially all of Evolve’s assets.
During August and September 2023, in connection with the marketing process, Evolve reached out to potential counterparties. In addition, Evolve opened a virtual data room containing information about Evolve and entered into customary non-disclosure agreements with 16 potential counterparties. Furthermore, Evolve participated in management presentations with 9 potential counterparties.
On December 28, 2023, Evolve completed the sale of its 50% membership interest (the “Carnero Interest”) in Carnero G&P LLC (“Carnero”) to Targa LP Inc. (the “Buyer”) pursuant to a membership interest purchase agreement, dated as of December 28, 2023 (the “Agreement”), between Evolve and the Buyer. The purchase price for the Carnero Interest was $27.0 million (the “Cash Consideration”). In addition to the Cash Consideration, the Buyer will make an additional cash payment to Evolve, which will equal 20% of any cash award, less costs and expenses actually incurred by Carnero, received by Carnero with respect to claims asserted by Carnero pursuant to a third-party commercial agreement.
Although Evolve continues to be in discussions to sell its assets, none of the bids received to date as a result of the marketing process would have, if the proposed transactions had been consummated on the terms proposed, resulted in the Partnership selling its assets for an amount that would have exceeded the liquidation preference on the currently outstanding Class C Preferred Units or would have resulted in any cash proceeds being paid to Common Unitholders.
On January 5, 2024, Stonepeak completed the Stonepeak LCR Transfer.
On January 8, 2024, the General Partner exercised the limited call right to purchase all of the outstanding Common Units (other than Common Units owned by the General Partner and its controlled affiliates) at a price per Common Unit of $1.389285.
Purpose of and Reasons for the Transactions; Consideration of Alternatives; Plans for Evolve After the Transactions
As described above, Stonepeak Catarina may elect to receive future quarterly distributions on Class C Preferred Units in Common Units. As a result of the Common Unit PIK Distributions, Stonepeak holds more than 80% of the outstanding Common Units, has completed the Stonepeak LCR Transfer and has caused the General Partner to exercise the limited call right to acquire all outstanding Common Units (other than Common Units held by the General Partner or its controlled affiliates). Together, these transactions constitute a “going-private” transaction with respect to Evolve.
Each of Stonepeak, the Conflicts Committee and the Evolve Board reached the decision to enter into the Common Unit PIK Distribution Agreement based on their belief that doing so was in the best interest of, or not adverse to the best interests of, Evolve and was preferable to continuing to receive quarterly distributions on Class C Preferred Units in Class C Preferred PIK Units. Stonepeak’s, the Conflicts Committee’s and the Evolve Board’s belief was based on their respective consideration of various reasons.
The Conflicts Committee specifically considered the following during its November 2020 deliberations:
•
the Partnership Agreement provides that Evolve is required to pay the distributions on Class C Preferred Units (the “Class C Preferred Quarterly Distribution”) in cash, except to the extent (a) Available Cash (as defined in the Partnership Agreement) is insufficient to pay the Class C Preferred Quarterly Distribution or (b) such payments are prohibited by Evolve’s material financing documents;

•
for the third quarter of 2020 Evolve would be required to pay the Class C Preferred Quarterly Distribution in Class C Preferred PIK Units;

•
although satisfaction of the Class C Preferred Quarterly Distribution in the Common Units would significantly dilute the interests of holders of Common Units, because Common Units are fully subordinated to Class C Preferred Units, issuance of Common Units was less dilutive than an issuance of Class C Preferred PIK Units;

•
each election by Stonepeak to receive Class C Preferred Quarterly Distribution in the Common Units would prevent further subordination of the Common Units to Class C Preferred Units;

•
the Conflicts Committee members’ long service as independent directors on the Evolve Board provided them familiarity with Evolve’s business, competitive position in its industry, assets, liabilities, historical and current financial performance, and results of operation, including the amendment of certain of its debt covenants and the requirement for re-financing of its current debt facility in September 2021;

•
Evolve’s dependence on TBM Catarina, LLC , a company with a history of financial troubles that has recently emerged from bankruptcy, including recognition that TBM Catarina, LLC is Evolve’s only customer for utilization of its Western Catarina gathering system;

•
the outlook for the midstream industry generally, equity market conditions for midstream and oil and gas-related companies (and master limited partnerships (“MLPs”) such as Evolve in particular), and other general economic and market conditions, including as affected by global spread of the COVID-19 virus, the decline of crude oil prices, and an uncertain regulatory environment;

•
recognition that the transactions contemplated by the Common Unit PIK Distribution Agreement may facilitate the General Partner and its controlled affiliates satisfying the ownership conditions of the limited call right;

•
the limited call right, and the pricing determination applicable to such limited call right, is pursuant to a pre-existing contractual provision of the Partnership Agreement, which Partnership Agreement was authorized and approved by Evolve on or before August 2, 2019;

•
the Conflicts Committee members do not own any Class C Preferred Units but own only Common Units (and equity incentive awards that are granted to either of them under the Evolve’s equity incentive plans);

•
Common Unitholders are not required or being requested to approve the transactions contemplated by the Common Unit PIK Distribution Agreement;

•
certain Common Unitholders may have acquired their Common Units at prices higher than current trading prices; and

•
none of Stonepeak, the Conflicts Committee, nor the Evolve Board has requested or received any opinion as to the fairness of the transactions contemplated by the Common Unit PIK Distribution Agreement.

Stonepeak and the Evolve Board additionally considered:
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Evolve’s inability to make cash distributions due to the restrictions on the payment of cash distributions under its credit agreement and the Partnership Agreement;

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the belief that paying quarterly distributions on Class C Preferred Units in Common Units is a beneficial alternative relative to further subordination of Common Units;

•
the belief that continuing the payment of quarterly distributions on Class C Preferred Units in Class C Preferred PIK Units increases the likelihood that Common Unitholders would not receive distributions on their Common Units, whether via a quarterly cash distribution or a liquidating cash distribution, in the future;

•
the belief that preventing further subordination of Common Units benefits Common Unitholders, whether or not the limited call right is exercised;

•
the belief that renegotiating or terminating the Shared Services Agreement would take longer and increase the subordination of Common Units, and with the impending quarterly distribution with respect to the third quarter of 2020, there was an opportunity to prevent further subordination of Common Units;

•
the consideration to be paid in the exercise of the limited call right is payable fully in cash, which provides Common Unitholders with the ability to invest the proceeds as they see fit;

•
Stonepeak’s familiarity with the business, operations, properties, assets, financial condition, business strategy, and prospects of Evolve, the nature of the midstream oil and natural gas industry and the energy industry in general, industry trends, the regulatory and legislative environment relevant to the industry in which Evolve operates, global and national economic and market conditions, the depressed market for MLPs, and the ability of MLPs to access the debt and equity capital markets, both on a historical and on a prospective basis;
•
the impact of the global COVID-19 pandemic and the resulting disruptions to global oil and gas supply and demand, which exacerbated already weak market conditions for the oil and gas industry generally, and companies operating in the industry, including Evolve;

•
ongoing challenges to Evolve’s current and future performance, including changes in commodity prices and Evolve’s dependence on Mesquite Energy, Inc., a company that recently emerged from bankruptcy and appears to be in a troubled financial condition, as its only current customer for utilization of Evolve’s Western Catarina gathering system and as Evolve’s primary customer for utilization of its other midstream assets, which limit Evolve’s operating and growth prospects; and

•
the ability to realize cost savings through the elimination of the expenses of maintaining Evolve as a public company.

Each of Stonepeak and the Evolve Board was aware of and considered the interests that certain executive officers and directors of the General Partner may have with respect to the limited call right in addition to their interests as unitholders, as described in “Special Factors — Interests of Certain Persons in the Common Unit PIK Distributions and the Exercise of the Limited Call Right” beginning on page 15.
The foregoing discussion summarizes the material factors considered by Stonepeak, the Conflicts Committee and the Evolve Board in their consideration of the Common Unit PIK Distribution Agreement. In view of the wide variety of factors considered by Stonepeak, the Conflicts Committee and the Evolve Board, the amount of information considered and the complexity of these matters, none of Stonepeak, the Conflicts Committee nor the Evolve Board found it practicable to, and did not attempt to, rank, quantify, make specific assignments of, or otherwise assign relative weights to, the specific factors considered in reaching its respective determination. Instead, Stonepeak, the Conflicts Committee and the Evolve Board considered these factors as a whole, and in their totality, considered them to be favorable to, and support, their determination.
Except as otherwise described in this Disclosure Statement, the Stonepeak Filing Entities have no current plans or proposals or negotiations that relate to or would result in (i) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving Evolve; (ii) any purchase, sale or transfer of a material amount of assets of Evolve; (iii) any change in the present distribution rate or distribution policy of Evolve; (iv) any change in the management of Evolve or any change in any material term of the employment contract of any executive officer of the General Partner; or (v) any other material change in the business of Evolve.
Following the exercise of the limited call right, Evolve will become an indirect subsidiary of Stonepeak. The Stonepeak Filing Entities expect that it will continue to pursue a sale of Evolve, to operate Evolve as a going concern under its control and to review Evolve’s assets, corporate structure, capitalization, operations, properties, policies, management and personnel to determine which changes may be necessary following the consummation of the exercise of the limited call right. The Stonepeak Filing Entities expressly reserve the right to make any changes to its future plans that it deems necessary or appropriate in light of its review or future developments including, the right to sell Evolve’s assets.
Upon consummation of the exercise of the limited call right, the Stonepeak Filing Entities expect the Common Units to be delisted from the NYSE American and deregistered under the Exchange Act. Once the registration of the Common Units under the Exchange Act has been terminated, Evolve will no longer be required to file periodic reports with the SEC. See “The Transactions — Possible Effects of the Transactions on the Market for Common Units; Stock Exchange Listing; Registration Under the Exchange Act.”
The Position of Stonepeak and Evolve Regarding the Fairness of the Common Unit PIK Distributions and the Exercise of the Limited Call Right
Under SEC rules governing “going private” transactions, Stonepeak and Evolve are required to express their respective belief as to the fairness of the Common Unit PIK Distribution Agreement and the exercise of the limited call right by the General Partner or a controlled affiliate of the General Partner to Unaffiliated

Unitholders. Stonepeak and Evolve concluded on November 16, 2020 that the Common Unit PIK Distribution Agreement and the potential exercise of the limited call right, respectively, are both financially and procedurally fair to the Unaffiliated Unitholders. Stonepeak and Evolve based this conclusion on the following material factors:
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the Common Unit PIK Distribution Agreement resulted from an arm’s length negotiation between the Conflicts Committee and Stonepeak;

•
each election by Stonepeak Catarina to receive a Common Unit PIK Distribution would prevent further subordination of Common Units to Class C Preferred Units; for example, prior to Common Unitholders being entitled to distributions on their Common Units, Class C Preferred Units must be redeemed at their liquidation value, which was approximately $411.8 million as of September 30, 2020 and increases by approximately 12.5% per annum with any in-kind quarterly distributions on Class C Preferred Units;

•
Evolve’s historical and current financial performance and results of operations, which have resulted in tightness in the terms of Evolve’s credit agreement, its prospects and long-term strategy which will require a re-financing of Evolve’s credit agreement in September 2021, its competitive position in its industry, the outlook for the midstream industry generally and general economic and market conditions;

•
Evolve’s dependence on Mesquite Energy, Inc., a company that emerged from bankruptcy and appeared to be in a troubled financial condition, as its only current customer for utilization of Evolve’s Western Catarina gathering system and as Evolve’s primary customer for utilization of its other midstream assets, limits Evolve’s operating and growth prospects;

•
equity market conditions for midstream and oil and gas related companies generally, and MLPs in particular, which have deteriorated further in light of the global spread of the COVID-19 virus and the decline in crude oil prices, limit Evolve’s growth prospects;

•
an unsolicited non-binding indication of interest received by the General Partner that would imply zero value associated with Common Units;

•
the exercise of the limited call right is pursuant to a pre-existing contractual provision in the Partnership Agreement;

•
the consideration to be paid in the exercise of the limited call right is payable fully in cash, which provides Common Unitholders with the ability to invest the proceeds as they see fit;

•
each member of the Conflicts Committee satisfies the requirements for serving on the Conflicts Committee as required under the Partnership Agreement, including the requirement that all members of the Conflicts Committee be independent directors;

•
the members of the Conflicts Committee have served on the Evolve Board and are familiar with, and understand, the businesses, assets, liabilities, results of operations, financial condition and competitive positions and prospects of Evolve;

•
the members of the Conflicts Committee are compensated for their services, and their compensation is in no way contingent on their approving the Common Unit PIK Distribution Agreement; and

•
the exercise of the limited call right would not be subject to any financing condition.

In addition, on January 8, 2024, Stonepeak and Evolve concluded that the exercise of the limited call right is both financially and procedurally fair to the Unaffiliated Unitholders. Stonepeak and Evolve based this conclusion on the following material factors:
•
the exercise of the limited call right is pursuant to a pre-existing contractual provision in the Partnership Agreement;

•
the consideration to be paid in the exercise of the limited call right is payable fully in cash, which provides Common Unitholders with the ability to invest the proceeds as they see fit;

•
Evolve conducted a marketing process, which included soliciting interests from multiple potential counterparties, which would not have provided payment to Common Unitholders upon consummation of any of the proposed transactions or a liquidation of Evolve.

Stonepeak and Evolve also considered the following factors, several of which it considered negatively in its considerations concerning the fairness of the terms of the Common Unit PIK Distribution Agreement and the exercise of the limited call right:
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Common Unit PIK Distributions will significantly dilute the interests of Common Unitholders;

•
the Limited Call Price is equal to $1.389285 per Common Unit. Common Units have in the past traded at higher levels than the current trading price. Common Units reached an all-time high trading price (unadjusted for unit splits) of $57.40 per Common Unit in the third quarter of 2007 and an all-time low trading price of $0.15 per Common Unit in the first quarter of 2020. This trading price history suggests that certain Common Unitholders may have acquired their Common Units at prices higher than the current trading levels;

•
the lack of feasibility in pursuing open market purchases of Common Units or negotiated purchases of Common Units from third parties given the lack of large Common Unitholders;

•
the increased time and expense of commencing a tender offer to purchase Common Units;

•
none of Stonepeak, the Conflicts Committee nor the Evolve Board has requested or received any opinion as to the fairness of the Common Unit PIK Distributions or the terms of the Common Unit PIK Distribution Agreement, from a financial point of view, to the Unaffiliated Unitholders any Common Unitholder whose Common Units are purchased upon exercise of the limited call right will cease to participate in future earnings or growth, if any, of Evolve and will not benefit from increases, if any, in Evolve’s value, including any increases due to an improvement in general economic or industry conditions; and

•
as described in “The Transactions — Material United States Federal Income Tax Consequences,” the sale of Common Units pursuant to the exercise of the limited call right will be a taxable transaction to Common Unitholders.

Neither Stonepeak nor Evolve found it practicable to assign, nor did it assign, specific relative weights to the individual factors considered in reaching its conclusion as to fairness. Apart from assessing bids for Evolve’s assets, Stonepeak did not consider the liquidation value of Evolve’s assets, and did not perform a liquidation analysis, beyond determining that, based on such bids, in a liquidation of Evolve the Common Unitholders would not have received any payments. Stonepeak did not consider net book value in reaching its conclusion as to fairness because of its belief that net book value is an accounting concept that does not present a meaningful valuation metric for Evolve and its business, as Evolve’s value is derived from the cash flows generated by its subsidiaries’ continuing operations rather than from its historical costs.
While Stonepeak considered the trading history of the Common Units and noted that, at various times, this trading history reflected prices above the current trading price, Stonepeak concluded that these factors were not important in determining present value. In Stonepeak’s judgment, the historical trading prices for Common Units are not indicative of the value of the Common Units as of the date of this Disclosure Statement in light of Evolve’s current financial condition, business operations and future prospects.
Other than as described in “Special Factors — Background of the Transactions,” Stonepeak is not aware of any firm offers made by third parties to acquire Evolve during the past two years and did not solicit any such offers during the period that it has owned the General Partner.
Stonepeak’s consideration of the factors described above reflects its assessment of the fairness of the Common Unit PIK Distributions and, if available, the exercise of the limited call right to Unaffiliated Unitholders in relation to the going concern value of Evolve on a stand-alone basis. Stonepeak implicitly considered the value of Evolve in a sale as a going concern by taking into account Evolve’s current and anticipated business, financial conditions, results and operations, prospects and other forward-looking matters. Stonepeak did not, however, explicitly calculate a stand-alone going concern value of Evolve because Stonepeak believes that going concern value is not an appropriate method of determining the value of Common Units for purposes of the Common Unit PIK Distributions and the exercise of the limited call right. Furthermore, in light of the fact that Stonepeak already has, and will continue to have, control of Evolve, and that Stonepeak is currently unwilling to sell its Common Units and Class C Preferred Units, Stonepeak does not believe that it would be appropriate for the Common Units held by Unaffiliated Unitholders to be valued on a basis that includes a control premium.
The foregoing discussion of the information and factors considered and weight given by Stonepeak is not intended to be exhaustive, but includes the material factors considered by Stonepeak.
Transactions and Arrangements Concerning the Common Units
Except as described in this Disclosure Statement, including Schedule B to this Disclosure Statement, none of the Stonepeak Filing Entities nor, to the best of their knowledge, any of the persons listed on Schedule A to this Disclosure Statement, nor any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Common Units, has engaged in any transactions in Common Units in the past 60 days or is a party to any agreement, arrangement or understanding with any other person with respect to Common Units or any other securities of Evolve (including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer of the voting of any such securities, joint ventures, loans or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).
As of the date of this Disclosure Statement, the General Partner and its controlled affiliates own (i) 6,824,812 Common Units, representing approximately 81.6% of the outstanding Common Units, (ii) the non-economic general partner interest in Evolve and (iii) all of Evolve’s incentive distribution rights. Stonepeak owns (i) all of the issued and outstanding Class C Preferred Units and (ii) the Warrant. Evolve is exempt from the NYSE American requirement to have, and does not have, a standing nominating and corporate governance committee. Stonepeak owns the General Partner and has the right to appoint the entire Evolve Board, including the independent directors appointed in accordance with the listing standards of the NYSE American.
Certain Effects of the Common Unit PIK Distributions and the Exercise of the Limited Call Right
The receipt of Common Units pursuant to the Common Unit PIK Distribution Agreement increased the number of Common Units that were available to be traded publicly, which have adversely affected the market value of Common Units held by the public.
The General Partner has exercised the limited call right and has caused or will cause the transfer agent to mail its notice of election to purchase Common Units to each Common Unitholder, and such Common Unitholder will receive, for each Common Unit held by such Common Unitholder, a cash payment of the Limited Call Price.
As a result of the Common Unit PIK Distributions, Stonepeak’s interest in Evolve’s net book value attributable to Common Unitholders and net income or loss attributable to limited partners will increase to the extent of the number of Common Units that it acquires. For example, for the quarterly period ended September 30, 2023, Evolve’s net book value attributable to Common Unitholders as of September 30, 2023 calculated in accordance with U.S. generally accepted accounting principles (“GAAP”) was approximately $(257.9) million, and for the nine months then ended it had a net loss attributable to Common Unitholders of approximately $51.7 million. Assuming Stonepeak owned 80% of the Common Units as of September 30, 2023, Stonepeak’s interest in Evolve’s net book value attributable to Common Unitholders and net loss attributable Common Unitholders would have been approximately $(206.3) million and $41.4 million, respectively. Following the completion of the exercise of the limited call right, Stonepeak’s interest in those items will increase to 100%, and Stonepeak will be entitled to all other benefits resulting from its 100% ownership of the limited partnership interests of Evolve, including all income generated by Evolve’s operations that is attributed to limited partners and any future increase in Evolve’s value attributed to Common Unitholders.
Similarly, Stonepeak will bear all of the risk of losses generated by Evolve’s operations and any decrease in the value of Evolve after Common Unit PIK Distributions and the exercise of the limited call right. Following the completion of the exercise of the limited call right, Evolve will become a privately-held limited partnership. Accordingly, former holders of Common Units will not have the opportunity to participate in the earnings and growth of Evolve after the exercise of the limited call right. Similarly, former holders of Common

Units will not face the risk of losses generated by Evolve’s operations or decline in the value of Evolve after the consummation of the exercise of the limited call right. If the limited call right is not completed, then the outstanding Common Units will remain outstanding and the Common Unitholders will continue to participate in the earnings and growth of Evolve and will be subject to potential losses generated by Evolve’s future operations or a decline in the trading price of the Common Units.
The Common Units are currently registered under the Exchange Act and are listed on the NYSE American under the symbol “SNMP.” Following the completion of the exercise of the limited call right, Evolve will become a privately-held limited partnership, there will be no public market for the Common Units, the Common Units will cease to be listed on the NYSE American and price quotations with respect to the Common Units will no longer be available.
Termination of registration of the Common Units under the Exchange Act would substantially reduce the information required to be furnished by Evolve to Common Unitholders and to the SEC and would make certain provisions of the Exchange Act, such as the reporting requirements of Section 13 of the Exchange Act, the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement to furnish a proxy statement in connection with unitholders’ meetings pursuant to Section 14(a) of the Exchange Act and the requirements of Rule 13e-3 under the Exchange Act with respect to “going-private” transactions, no longer applicable to Evolve. In addition, “affiliates” of Evolve and persons holding “restricted securities” of Evolve may be deprived of the ability to dispose of such securities under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”).
Interests of Certain Persons in the Common Unit PIK Distributions and the Exercise of the Limited Call Right
In considering the fairness of the consideration to be received in the exercise of the limited call right, Common Unitholders should be aware that Stonepeak and certain directors of the General Partner have interests in the exercise of the limited call right which may present them with certain actual or potential conflicts of interest.
Financial Interests.   The Stonepeak Filing Entities interest in respect of the exercise of the limited call right are different from yours because the Stonepeak Filing Entities have an interest in acquiring the Common Units as inexpensively as possible and you have an interest in selling your Common Units for the highest possible price.
Indemnification.   The Partnership Agreement provides that: (i) Evolve will indemnify the General Partner and certain additional persons, including any person who is or was an affiliate of the General Partner and any person who is or was a manager, managing member, general partner, director, officer, fiduciary or trustee of Evolve or its subsidiaries and any person designated by the General Partner; and (ii) Evolve may purchase and maintain (or reimburse the General Partner or its affiliates for the cost of purchasing and maintaining) liability insurance covering any such individual.
Ownership of Common Units.   The executive officers and directors of the General Partner owning Common Units will receive the same consideration as other Common Unitholders in connection with the exercise of the limited call right. For additional information regarding the ownership of Common Units, see “Schedule B — Ownership of Common Units by the Stonepeak Filing Entities and Certain Related Persons.”
Certain Relationships Between Stonepeak and Evolve
To the extent the discussion below summarizes any agreement that has been filed by Stonepeak or Evolve with the SEC, each such summary is qualified entirely by reference to the complete text of the applicable agreement, which is incorporated into this Disclosure Statement by reference. We encourage you to read each such agreement carefully and in its entirely. You should also review “Special Factors — Interests of Certain Persons in the Common Unit PIK Distributions and the Exercise of the Limited Call Right” beginning on page 15 for a description of arrangements between Stonepeak and Evolve and between Evolve and directors and executive officers of the General Partner.
As of the date of this Disclosure Statement, the General Partner and its controlled affiliates own (i) 6,824,812 Common Units, representing approximately 81.6% of the outstanding Common Units, (ii) the non-economic general partner interest in Evolve and (iii) all of Evolve’s incentive distribution rights. Stonepeak owns (i) all of the issued and outstanding Class C Preferred Units and (ii) the Warrant. As a result of its ownership of the General Partner, Stonepeak is able to appoint the entire board of directors of the General Partner.
Shared Services Agreement
On March 6, 2015, Evolve and SP Holdings entered into the Shared Services Agreement, pursuant to which SP Holdings agreed to provide certain overhead, technical, administrative, marketing, accounting, operations, information systems, financial, compliance, insurance, acquisition, disposition and financing services for which Evolve would pay SP Holdings certain fees. In exchange for services provided by SP Holdings, Evolve agreed to pay SP Holdings (i) a quarterly fee calculated as a percentage of the current value of Evolve’s assets and the future net revenue of Evolve’s estimated proved reserves (the “Asset-Based Fee”), (ii) a fee, determined by SP Holdings but not to exceed 2% of the value of a transaction, for each asset acquisition, asset disposition or financing (the “Transaction Fee”) and (iii) a monthly management fee equal to SP Holdings’ monthly overhead costs.
Under the Shared Services Agreement, SP Holdings has the right to elect to receive the Asset-Based Fee and the Transaction Fee in Common Units as payment in kind for such fees. On August 2, 2019, Evolve and SP Holdings entered into a letter agreement, pursuant to which SP Holdings agreed to receive the Asset-Based Fee and Transaction Fee in Common Units until such time as the Class C Preferred Units have been fully redeemed by Evolve. On November 8, 2019, Evolve and SP Holdings entered into an additional letter agreement pursuant to which SP Holdings agreed to delay receipt of the Asset-Based Fee and the Transaction Fee, beginning with the fiscal quarter ended September 30, 2019, until the end of the fiscal quarter after the fiscal quarter in which Evolve redeems all issued and outstanding Class C Preferred Units.
Additionally, SP Holding’s liability under the Shared Services Agreement is limited to losses caused by gross negligence, willful misconduct or fraud in performance of the services, and SP Holdings agrees to indemnify Evolve for any such losses. Evolve agrees to indemnify SP Holdings for claims arising from the provision of or use of any services as well as any material breach, violation of inaccuracy of any covenant, representation or warranty under the Shared Services Agreement as well as any cost incurred in defense of any claims brought by holders of securities of Evolve.
The Shared Services Agreement may be terminated: (i) by either party at any time upon at least 180 days’ prior written notice to the other party; (ii) by SP Holdings if there is an uncured material breach thereunder by Evolve; or (iii) by Evolve, subject to Evolve Board approval, if (a) there is an uncured material breach thereunder by SP Holdings or (b) there is a change in control of SP Holdings. Pursuant to the Board Representation Agreement (as defined below), Evolve must obtain Stonepeak’s consent to its termination of the Shared Services Agreement. The Shared Services Agreement provides that if there is a termination other than by either party at the end of the Shared Services Agreement’s term, by Evolve for an uncured breach by SP Holdings, or by Evolve upon a change of control of SP Holdings, then Evolve will owe SP Holdings the Termination Fee. Such Termination Fee may be payable in cash or Common Units. If Evolve terminates the Shared Services Agreement upon 180 days’ prior notice then Evolve must also pay to SP Holdings all costs and expenses of SP Holdings that result from such termination.
Board Representation Agreement
On August 2, 2019, Evolve and the General Partner entered into an Amended and Restated Board Representation and Standstill Agreement (the “Board Representation Agreement”) with Stonepeak Catarina, pursuant to which Stonepeak Catarina has the right to designate up to two persons to serve as a director on the Evolve Board. The right to designate one director will immediately terminate on such date as Stonepeak Catarina no longer owns at least 25% of the outstanding Class C Preferred Units, and the right to designate the second director will immediately terminate on such date in which Stonepeak Catarina does not hold any Class C Preferred Units. Notwithstanding Stonepeak’s ownership of the General Partner, Stonepeak Catarina also has the right to appoint three independent members to the Evolve Board if all of the outstanding Class C Preferred Units have not been redeemed by December 31, 2021, with such right continuing until all Class C Preferred Units have been redeemed. In connection with the entry into the Board Representation Agreement, Stonepeak Catarina and Evolve entered into a letter agreement on August 2, 2019, pursuant to which the parties agreed that, until the earlier of (i) Stonepeak Catarina transferring any Class C Preferred Units to any person that is not an affiliate of Stonepeak and (ii) Stonepeak ceasing to own any of the Class C Preferred Units, an additional director designated by Stonepeak will be added to the Evolve Board in the event the size of the Evolve Board increases to more than 9 directors.
In connection with the Evolve GP Acquisition, the Evolve Board consented to Stonepeak taking any or all of the actions it was prohibited from taking under the Board Representation Agreement, including the Evolve GP Acquisition and any prohibited actions Stonepeak may take in the future.
Effects on Evolve if the Transactions are Not Consummated
If the Transactions are not consummated for any reason, Stonepeak will continue to receive quarterly distributions on the Class C Preferred Units in the form of additional Class C Preferred PIK Units, further subordinating the Common Units, and if the limited call right is not consummated, Common Unitholders will not receive any payment for their Common Units in connection with the exercise of the limited call right. Instead, Evolve will remain a public company and the Common Units will continue to be listed for trading on the NYSE American. In addition, if the Transactions are not consummated for any reason, Stonepeak expects that Evolve management will operate the Evolve business in a manner similar to that in which it is being operated today and that Common Unitholders will continue to be subject to the same risks and opportunities as they currently are, including, among other things, that Evolve’s operations may be materially affected by its dependence on TBM Catarina, LLC, and by overall market conditions, among other factors. Accordingly, if the Transactions are not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your Common Units. From time to time, Stonepeak expects that the Evolve Board will continue to evaluate and review, among other things, the business operations, properties, distribution policy and capitalization of Evolve and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance stakeholder value. If the Transactions are not completed for any reason, there can be no assurance that the business, prospects or results of operations of Evolve will not be adversely impacted as a result of such failure or that any other transaction acceptable to Evolve will be offered.

THE TRANSACTIONS
The Common Unit PIK Distribution Agreement
Common Unit PIK Distributions
On November 16, 2020, Stonepeak Catarina and Evolve entered into the Common Unit PIK Distribution Agreement, which provides that Stonepeak Catarina may elect to receive future quarterly distributions on Class C Preferred Units in Common Units. Pursuant to the Common Unit PIK Distribution Agreement, the number of Common Units Stonepeak Catarina will acquire in a Common Unit PIK Distribution will be determined as of the date of the notice of election delivered by Stonepeak to Evolve and will equal the product of: (i) the Class C Preferred Unit Distribution Rate (as defined in the Partnership Agreement) for such quarter divided by the greater of (1) $0.5252 (subject to adjustment for unit splits, unit combinations, unit dividends and other similar events) and (2) an amount equal to (a), if the Warrant has not been exercised in full, the product of 110% multiplied by the closing price per Common Unit on the last trading day immediately prior to the date of the notice of election, or (b), if the Warrant has been exercised in full, the closing price per Common Unit on the last trading day immediately prior to the date of the notice of election; multiplied by (ii) the number of Class C Preferred Units held by Stonepeak Catarina.
Conditions to Issuance of Common Unit PIK Distributions
Each issuance of Common Units in connection with a Common Unit PIK Distribution is subject to the satisfaction of the following conditions:
•
Evolve delivering to Stonepeak Catarina a fully executed “Supplemental Listing Application” approving the Common Units to be received in Common Unit PIK Distributions for listing by the NYSE American, upon official notice of issuance of such Common Units. The issuance of Common Units in Common Unit PIK Distributions shall not contravene the rules and regulations of the NYSE American;

•
there are no pending suits, actions or proceedings by or before any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other nongovernmental regulatory authority or quasi-governmental authority, or any arbitrator, court or tribunal of competent jurisdiction challenging or seeking to restrain, preclude, enjoin or prohibit the transactions contemplated by the Common Unit PIK Distribution Agreement; and

•
each of Stonepeak Catarina and Evolve has complied with applicable federal securities laws applicable to the issuance of Common Units in Common Unit PIK Distributions, including the Exchange Act and the rules and regulations promulgated thereunder.

The foregoing summary of the Common Unit PIK Distribution Agreement set forth above is qualified by reference to the full text of such agreement, which is filed as Exhibit (d)(1) to the Transaction Statement on Schedule 13E-3 of which this Disclosure Statements forms a part.
Warrant Exercise
On August 2, 2019, Evolve issued the Warrant to Stonepeak Catarina. Stonepeak Catarina may exercise the Warrant at any time prior to the later of the seventh anniversary of the date of issuance and the date thirty calendar days after the date on which all of the Class C Preferred Units have been redeemed for a number of junior securities, including Common Units, equal to 10% of each applicable class of junior securities then outstanding as of the exercise date. As of the date of this Disclosure Statement, Stonepeak does not anticipate exercising the Warrant.
Limited Call Right
Pursuant to Section 15.1 of the Partnership Agreement, if at any time the General Partner and its controlled affiliates hold more than 80% of the outstanding Common Units, the General Partner will have the right, which right it may assign and transfer in whole or in part to Evolve or any controlled affiliate of the

General Partner, exercisable in its sole discretion, to purchase all, but not less than all, of the Common Units then outstanding held by persons other than the General Partner and its controlled affiliates, at the Limited Call Price.
As of the date of this Disclosure Statement, the General Partner and its controlled affiliates own (i) 6,824,812 Common Units, representing approximately 81.6% of the outstanding Common Units, (ii) the non-economic general partner interest in Evolve and (iii) all of Evolve’s incentive distribution rights. Stonepeak owns (i) all of the issued and outstanding Class C Preferred Units and (ii) the Warrant.
In exercising the limited call right, the General Partner has delivered a notice of election to purchase to Evolve’s transfer agent. The notice of election must be provided to Common Unitholders at least 10, but not more than 60, days’ prior to February 16, 2024, which is the purchase date for the purchase of all of the Common Units not held by the General Partner or its controlled affiliates. Upon receipt of the notice of election to purchase, the transfer agent has mailed or will mail a copy of the notice of election to purchase to each record Common Unitholder as of the business day immediately preceding the date on which the notice of election to purchase is mailed to the record Common Unitholders by the transfer agent, which business day will be designated by the General Partner as the record date for the purchase of Common Units pursuant to the limited call right in accordance with the Partnership Agreement. If the notice of election is mailed to a Common Unitholder at such Common Unitholder’s address as reflected in the records of the Transfer Agent, then it shall be conclusively presumed to have been given regardless of whether such Common Unitholder receives such notice of election.
On or prior to the purchase date specified in the notice of election to purchase, the General Partner or the controlled affiliate exercising the limited call right will deposit with the transfer agent, as paying agent for the purchase of Common Units, cash in an amount sufficient to pay the aggregate Limited Call Price for all Common Units (other than Common Units held by the General Partner or its controlled affiliates).
Material United States Federal Income Tax Consequences
The following is a summary of the material United States federal income tax consequences of the exercise of the limited call right to U.S. Holders (as defined below) of Common Units. This discussion assumes that the limited call right will be exercised, as described in this Disclosure Statement. This summary is for general information only and is not tax advice. This summary does not discuss all aspects of United States federal income taxation that may be relevant to U.S. Holders in light of such holder’s particular circumstances. In addition, this summary does not describe any tax consequences arising under the net investment income tax or the alternative minimum tax, nor does it address any tax consequences arising under the laws of any local, state or foreign jurisdiction and does not consider any aspects of United States federal tax law other than income taxation. Furthermore, this discussion focuses on U.S. Holders of Common Units that hold their Common Units as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally property held for investment). This discussion does not address all United States federal income tax consequences that may be relevant to particular U.S. Holders, including, without limitation, corporations, partnerships (including entities or arrangements treated as partnerships for United States federal income tax purposes), estates, trusts, non-resident aliens or other U.S. Holders subject to specialized tax treatment, such as banks, insurance companies and other financial institutions, tax-exempt institutions, non-United States persons, individual retirement accounts (IRAs), dealers in securities or currencies, traders in securities, United States persons whose “functional currency” is not the United States dollar, persons holding their Common Units as part of a “straddle,” “hedge,” “conversion transaction” or other risk reduction transaction, persons that hold Common Units through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan, employee benefit plans, real estate investment trusts, or mutual funds.
If a partnership (including an entity or arrangement treated as a partnership for United States federal income tax purposes) holds Common Units, the tax treatment of a partner in such partnership generally will depend on the status of the partner, upon the activities of the partnership and upon certain determinations made at the partner level. A partner in a partnership (including entities or arrangements treated as partnerships for United States federal income tax purposes) holding Common Units should consult its own tax advisor regarding the United States federal income tax consequences of the exercise of the limited call right.

This summary is based on the Code, the final, temporary and proposed Treasury regulations promulgated under the Code, and administrative pronouncements and judicial decisions, all as in effect as of the date of this Disclosure Statement, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.
We urge you to consult your own tax advisor with respect to the specific tax consequences to you in connection with the exercise of the limited call right in light of your own particular circumstances, including federal estate, gift and other non-income tax consequences, and tax consequences under state, local or foreign tax laws.
Definition of a U.S. Holder
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Common Units that, for United States federal income tax purposes, is or is treated as:
•
an individual who is a citizen or resident of the United States;

•
a corporation (or other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•
an estate, the income of which is subject to United States federal income tax regardless of its source; or

•
a trust that (i) is subject to the primary supervision of a United States court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (ii) has a valid election in effect to be treated as a United States person for United States federal income tax purposes.

Payments with Respect to Common Units in the Exercise of the Limited Call Right
The sale of Common Units for cash pursuant to the exercise of the limited call right will be a taxable transaction for United States federal income tax purposes, and a U.S. Holder will recognize gain or loss, if any, equal to the difference between (i) the sum of (a) the amount of cash received and (b) such U.S. Holder’s share of Evolve’s nonrecourse liabilities immediately prior to the sale and (ii) such U.S. Holder’s adjusted tax basis in the Common Units sold (which includes such U.S. Holder’s share of Evolve’s nonrecourse liabilities immediately prior to the sale).
A U.S. Holder’s initial tax basis in its Common Units that were purchased with cash equaled, at the time such purchase, the amount such U.S. Holder paid for the Common Units plus the U.S. Holder’s share of Evolve’s nonrecourse liabilities. Over time that basis has (i) increased by the U.S. Holder’s share of Evolve’s income and by any increases in the U.S. Holder’s share of Evolve’s nonrecourse liabilities and (ii) decreased, but not below zero, by distributions from Evolve, by the U.S. Holder’s share of Evolve’s losses, by any decreases in the U.S. Holder’s share of Evolve’s nonrecourse liabilities, by the U.S. Holder’s share of Evolve’s expenditures that are not deductible in computing taxable income and are not required to be capitalized and by the U.S. Holder’s share of certain Evolve items related to business interest that were not deductible by such U.S. Holder due to applicable limitations. Upon the disposition of a Common Unit, a U.S. Holder’s basis in his Common Unit will be increased by the U.S. Holder’s share of previously disallowed business interest deductions.
Except as noted below, gain or loss recognized by a U.S. Holder on the sale of Common Units pursuant to the exercise of the limited call right will generally be taxable as capital gain or loss. However, a portion of this gain or loss, which portion will likely be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable “unrealized receivables,” including depreciation recapture, or to “inventory items” owned by Evolve and its subsidiaries. Ordinary income attributable to unrealized receivables (including depreciation recapture) and inventory items may exceed net taxable gain realized upon the sale of a Common Unit and may be recognized even if there is a net taxable loss realized on the sale of such U.S. Holder’s Common Units. Consequently, a U.S. Holder may recognize both ordinary income and capital loss upon the sale of Common Units. Subject to certain limitations, non-corporate U.S. Holders may be entitled to a deduction for qualified business income equal to 20% of the gain recognized by such U.S. Holder on the disposition of its Common Units to the extent such gain is taxed as ordinary income under Section 751. U.S. Holders should consult their tax advisors regarding the application of this deduction.
Capital gain or loss recognized by a U.S. Holder will generally be long-term capital gain or loss if the U.S. Holder’s holding period for its Common Units is more than twelve months as of the time such units are purchased. If the U.S. Holder is an individual, such long-term capital gain will generally be eligible for reduced rates of taxation. Capital losses recognized by a U.S. Holder may offset capital gains and, in the case of individuals, no more than $3,000 of ordinary income. Capital losses recognized by U.S. Holders that are corporations may be used to offset only capital gains.
The amount of gain or loss recognized by each U.S. Holder on the sale of Common Units pursuant to the exercise of the limited call right will vary depending on each U.S. Holder’s particular situation, including the adjusted tax basis of the Common Units sold by each U.S. Holder and the amount of any suspended passive losses that may be available to a particular holder to offset all or a portion of the gain recognized by such holder. Passive losses that were not deductible by a U.S. Holder in prior taxable periods because they exceeded the holder’s share of Evolve’s income may be deducted in full upon the holder’s taxable disposition of its entire investment in Evolve pursuant to the sale. Each U.S. Holder is strongly urged to consult its own tax advisor with respect to the U.S. Holder’s specific tax consequences of the sale of Common Units pursuant to the exercise of the limited call right, taking into account its own particular circumstances.
Evolve Items of Income, Gain, Loss, and Deduction
U.S. Holders of Common Units will be allocated their share of Evolve’s items of income, gain, loss, and deduction for the taxable period of Evolve that includes the date the Common Units are sold pursuant to the exercise of the limited call right. These allocations will be made in accordance with the terms of the Partnership Agreement. A U.S. Holder will be subject to United States federal income taxes on any such allocated income and gain even if such U.S. Holder does not receive a cash distribution from Evolve attributable to such allocated income and gain. Any such income and gain allocated to a U.S. Holder will increase the U.S. Holder’s tax basis in the Common Units held and, therefore, will reduce the gain, or increase the loss, recognized by such U.S. Holder resulting from the sale. Any losses or deductions allocated to a U.S. Holder will decrease the U.S. Holder’s tax basis in the Common Units held and, therefore, will increase the gain, or reduce the loss, recognized by such U.S. Holder resulting from the sale.
Backup Withholding Tax
Proceeds from the sale of Common Units generally will be subject to backup withholding tax at the applicable rate unless the applicable U.S. Holder or other payee provides a valid taxpayer identification number and complies with certain certification procedures or otherwise establishes an exemption from backup withholding tax. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding tax rules from a payment to a U.S. Holder will be allowed as a credit against that U.S. Holder’s United States federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.
Price Range of Common Units; Distributions on Common Units
Common Units are listed on the NYSE American under the symbol “SNMP.” The following table sets forth, for each of the periods indicated, the high and low intraday sales prices per Common Unit on the NYSE American and quarterly cash distributions paid to Common Unitholders.

	High(1)	Low(1)	Cash Distribution per Common Unit(2)
Year Ended December 31, 2021:
First Quarter	$53.10	$17.40	$—
Second Quarter	43.80	18.90	—
Third Quarter	57.90	23.10	—
Fourth Quarter	42.60	16.50	—
Year Ended December 31, 2022:
First Quarter	$37.50	$9.00	$—
Second Quarter	23.40	11.49	—
Third Quarter	15.30	9.18	—
Fourth Quarter	11.10	3.13	—
Year Ended December 31, 2023:
First Quarter	$9.90	$3.30	$—
Second Quarter(3)	7.17	0.33	—
Third Quarter(4)	13.81	0.14	—
Fourth Quarter	2.13	1.20	—(5)

(1)
Adjusted to reflect one-for-thirty reverse split of Common Units consummated on July 17, 2023.

(2)
Represents the distribution in respect of such quarter but paid during the following quarter.

(3)
On June 6, 2023, the NYSE American suspended trading of Common Units on the NYSE American.

(4)
On July 25, 2023, the NYSE American lifted its trading suspension of Common Units on the NYSE American.

(5)
Distribution with respect to the fourth quarter of 2023 has not been declared or paid.

On January 5, 2024, the last sale price of Common Units reported on the NYSE American was $1.68 per Common Unit.
Possible Effects of the Transactions on the Market for Common Units; Stock Exchange Listing; Registration Under the Exchange Act
Possible Effect of the Transactions on the Market for the Common Units
The acquisition of Common Units pursuant to Common Unit PIK Distributions increased the number of Common Units that were available to be traded publicly, which have adversely affected the market value of Common Units held by the public.
As a result of the Common Unit PIK Distributions and the completion of the Stonepeak LCR Transfer, Stonepeak has caused the General Partner or a controlled affiliate of the General Partner to exercise the limited call right, at the Limited Call Price. The General Partner has caused or will cause the transfer agent to mail to each Common Unitholder of record as of January 5, 2024 a notice of election to purchase its Common Units, and such Common Unitholder will receive a cash payment of the Limited Call Price for each Common Unit held by such Common Unitholder upon consummation of the limited call right.
Stock Exchange Listing
The Common Units are listed for trading on the NYSE American. As of the date of this Disclosure Statement, Evolve is not in compliance with the NYSE American requirements for continued listing. If the NYSE American were to delist the Common Units, the market for Common Units would be adversely affected.
Further, if the NYSE American were to delist the Common Units, it is possible that the Common Units would continue to trade on other securities exchanges or in the over-the-counter market and that price quotation would be reported by such exchanges or other market. The extent of the public market for the Common Units and the availability of such quotations would depend, however, upon such factors as the number of Common Unitholders and/or the aggregate market value of the publicly traded Common Units remaining at such time, the interest in maintaining a market in the Common Units on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors.
Stonepeak cannot predict whether the Common Unit PIK Distributions will have an adverse or beneficial effect on the market price for, or the marketability of, the Common Units or whether it would cause future market prices to be greater or lesser than the Limited Call Price.
On January 8, 2024, the General Partner exercised the limited call right to purchase all of the outstanding Common Units (other than Common Units held by the General Partner and its controlled affiliates). Upon consummation of the limited call right, which is expected to occur on or about February 16, 2024, Stonepeak and its affiliates will own all of the economic interests of Evolve. In addition, as a result of the consummation of the limited call right, the Common Units will cease to be listed on the NYSE American and will no longer be publicly trade.
Registration Under the Exchange Act
The Common Units are currently registered under the Exchange Act. Registration may be terminated upon application of Evolve to the SEC if the Common Units are neither listed on a national securities exchange nor held by 300 or more holders of record. As a result of the consummation of the limited call right, which is expected to occur on or about February 16, 2024, the registration of the Common Units under the Exchange Act will be terminated.
Termination of the registration of the Common Units under the Exchange Act, assuming there are no other securities of Evolve subject to registration, would substantially reduce the information required to be furnished by Evolve to Common Unitholders and to the SEC and would make certain of the provisions of the Exchange Act, such as the periodic reporting requirements of Section 13, the short-swing profit recovery provisions of Section 16(b) and the requirements of Rule 13e-3 under the Exchange Act with respect to “going-private” transactions, no longer applicable to Evolve. Furthermore, “affiliates” of Evolve and persons holding “restricted securities” of Evolve may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act. When registration of the Common Units under the Exchange Act is terminated, the Common Units will no longer be “margin securities” or eligible for stock exchange listing.
Appraisal Rights; “Going-Private” Rules
Appraisal Rights
Under Delaware law, limited partnerships may, but are not required to, provide for appraisal rights in their partnership agreements. The Partnership Agreement does not provide for any appraisal rights, and therefore Common Unitholders will not have any appraisal rights in connection with the exercise of the limited call right.
“Going-Private” Rules
Because Stonepeak is an affiliate of Evolve, the Common Unit PIK Distributions and the exercise of the limited call right may constitute a “going private” transaction for purposes of Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning Evolve and certain information relating to the fairness of the Transactions and the consideration offered to public Common Unitholders be filed with the SEC and disclosed to such public Common Unitholders prior to the issuance of any Common Unit PIK Distribution or the consummation of the exercise of the limited call right. Evolve has provided such information in this Disclosure Statement.
Certain Information Concerning Evolve
Evolve is a Delaware limited partnership with its principal executive offices at 1360 Post Oak Blvd., Suite 2400, Houston, Texas 77056. The telephone number of Evolve’s principal executive offices is (713) 783-8000.

Evolve describes itself as follows:
Evolve is are a publicly-traded limited partnership formed in 2005 focused on the acquisition, development, and ownership of infrastructure critical to the transition of energy supply to lower carbon sources. Evolve owns natural gas gathering systems, pipelines, and processing facilities in South Texas and continues to pursue energy transition infrastructure opportunities.
Summary Consolidated Financial Information
The following table sets forth summary historical consolidated financial data for Evolve as of and for the periods indicated. The summary historical consolidated financial data for each of the fiscal years ended December 31, 2021 and 2022 and as of and for the nine months ended September 30, 2023 are extracted from, and should be read in conjunction with, the audited consolidated financial statements and other financial information contained in Evolve’s Annual Report on Form 10-K for each of the fiscal years ended December 31, 2021 and 2022, including the notes thereto, and the unaudited consolidated financial statements and other financial information contained in Evolve’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023, including the notes thereto. More comprehensive financial information is included in these reports (including management’s discussion and analysis of financial condition and results of operation) and other documents filed by Evolve with the SEC, and the following summary is qualified in its entirely by reference to those reports and such other documents and all of the financial information and notes contained therein. The financial statements included as Item 8 in Evolve’s Annual Report on Form 10-K for the year ended December 31, 2022 and the financial statements included as Item 1 in Evolve’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023 are incorporated by reference into this Disclosure Statement. Copies of those reports and other documents filed by Evolve may be obtained from the SEC in the manner set forth below under “The Transactions — Certain Information Concerning Evolve.”
	Nine Months Ended September 30,	Year Ended December 31,
(in thousands of dollars, except per unit data)	2023	2022	2021
Statements of Operations:
Total revenues	$18,332	$51,482	$51,482
Total operating expenses	26,269	40,505	40,505
Net loss
Net loss	(51,739)	(154,539)	(154,539)
Net loss per unit
Common units – Basic and Diluted	$(0.23)	$(2.04)	$(2.04)
	Nine Months Ended September 30,	Year Ended December 31,
(in thousands of dollars, except per unit data)	2023	2022	2021
Cash distributions declared per common unit	$—	$—	$—
Balance Sheets:
Current Assets	7,967	6,693	22,434
Noncurrent Assets	210,159	224,981	238,265
Gathering and transportation assets, net	83,962	87,478	98,235
Total assets	218,126	231,674	260,699
Current Liabilities	448,201	438,910	423,151
Noncurrent Liabilities	27,866	14,873	62,668
Long-term debt, net of discount and debt issuance costs	17,049	—	39,488
Total Liabilities	476,067	438,910	507,265
Total partners’ deficit	(257,941)	(222,109)	(153,544)

Evolve’s net book value attributable to Common Unitholders as of September 30, 2023 calculated in accordance with U.S. GAAP was approximately $(257.9) million.
Available Information
Evolve is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning the General Partners’ directors and officers, their remuneration, the principal holders of Evolve’s securities, any material interests of such persons in transactions with Evolve and other matters is required to be disclosed in reports under the Exchange Act distributed to the Common Unitholders and filed with the SEC. Such reports and other information can be obtained electronically on the SEC’s website at www.sec.gov.
Certain Information Concerning the Stonepeak Filing Entities
Stonepeak Catarina, a Delaware limited liability company.
Stonepeak Texas Midstream Holdco LLC, a Delaware limited liability company, is the managing member of Stonepeak Catarina.
Stonepeak Catarina Upper Holdings, LLC, a Delaware limited liability company, is the majority owner member of Stonepeak Texas Midstream Holdco LLC.
Stonepeak Associates LLC, a Delaware limited liability company, is the managing member of Stonepeak Texas Midstream Holdco LLC and the general partner of Stonepeak Infrastructure Fund (Orion AIV) LP.
Stonepeak Infrastructure Fund (Orion AIV) LP, a Delaware limited partnership, is the managing member of Stonepeak Catarina Upper Holdings, LLC.
Stonepeak GP Holdings LP, a Delaware limited liability company, is the sole member of Stonepeak Associates LLC.
Stonepeak GP Investors LLC, a Delaware limited liability company, is the general partner of Stonepeak GP Holdings LP.
Stonepeak GP Investors Holdings LP, a Delaware limited partnership, is the managing member of Stonepeak GP Investors LLC.
Stonepeak GP Investors Upper Holdings LP, a Delaware limited partnership, is the general partner of Stonepeak GP Investors Holdings LP.
Stonepeak GP Investors Holdings Manager LLC, a Delaware limited liability company, is the general partner of Stonepeak GP Investors Upper Holdings LP.
Michael Dorrell serves as a managing member of Stonepeak GP Investors Manager LLC.
Mr. Dorrell is the Chairman, CEO and Co-Founder of Stonepeak Partners and is a member of the its Executive Committee. He has been involved in all phases of the firm’s development since its founding in 2011. Mr. Dorrell has 20 years of experience investing in infrastructure, and prior to forming Stonepeak was a Senior Managing Director in Private Equity and co-head of the infrastructure investment group at Blackstone. Prior to Blackstone, Michael worked for over a decade at Macquarie, where he started his career and ultimately held the title of Senior Managing Director. Mr. Dorrell has a Bachelor of Laws and a Bachelor of Commerce, both from the University of New South Wales in Sydney. Mr. Dorrell is a United States citizen.
The principal place of business and telephone number for each of the Stonepeak Filing Entities is: 550 W. 34th St., 48th Floor, New York, New York 10001, (212) 907-5100.
None of the Stonepeak Filing Entities have been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), nor have any of them been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining them from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. The Stonepeak Filing Entities have not made any arrangements in connection with the Transactions to provide holders of Common Units access to its corporate files or to obtain counsel or appraisal services at its expense.
Source and Amount of Funds
On January 5, 2024, an affiliate of Stonepeak entered into the LCR Loan Agreement with the General Partner, providing for a loan to the General Partner, upon the request of the General Partner, in an aggregate principal amount of approximately $2.7 million. The proceeds of the LCR Loan Agreement will be used to fund the purchase of all of the outstanding Common Units (other than Common Units held by the General Partner or its controlled affiliates), and to pay related fees and expenses. Pursuant to the LCR Loan Agreement, loans under the LCR Loan Agreement will bear interest at 9.25%% per annum and the General Partner will pay interest by increased the principal amount of the loan by an amount equal to the accrued interest that is due and payable on each interest payment date. The loan under the LCR Loan Agreement will mature on January 5, 2034.
The LCR Loan Agreement requires the General Partner to prepay outstanding loans under the LCR Loan Agreement if the General Partner sells, transfers or otherwise disposes of all of the limited partner interests in Evolve to any person. Furthermore, the General Partner may at any time prepay outstanding loans under the LCR Loan Agreement, subject to certain conditions.
The LCR Loan Agreement also contains certain customary events of default. If an event of default occurs and is not cured or waived, the lender under the LCR Loan Agreement is entitled to take various actions, including the acceleration of amounts due under the LCR Loan Agreement.
The foregoing summary of the LCR Loan Agreement set forth above is qualified by reference to the full text of such agreement, which is filed as Exhibit (d)(16) to the Transaction Statement on Schedule 13E-3 of which this Disclosure Statements forms a part.
Fees and Expenses
Stonepeak has retained Computershare Investor Services to serve as the paying agent for the limited call right. The paying agent will receive reasonable and customary compensation for its services, be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with its services, including certain liabilities and expenses under United States federal securities laws. Stonepeak will not pay any fees or commissions to any broker or dealer or other person to make solicitations or recommendations in connection with the Transactions. The following table presents the estimated fees and expenses to be incurred by the Stonepeak Filing Entities and Evolve in connection with the Transactions:
SEC Filing Fee	$1,295.05
Printing and Mailing Expenses	100,000.00
Legal and Accounting Fees and Expenses	500,000.00
Paying Agent for Limited Call Right	5,000.00
Miscellaneous Expenses	5,000.00
Total	$611,295.05
Miscellaneous
No person has been authorized to give any information or to make any representation on behalf of Stonepeak, the General Partner or Evolve that is not contained in this Disclosure Statement and, if given or made, such information or representation must not be relied upon as having been authorized.

Stonepeak, the General Partner and Evolve have filed with SEC a Transaction Statement on Schedule 13E-3 pursuant to Rule 13e-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Transactions and may file amendments to such document.
Stonepeak Catarina Holdings, LLC
SP Common Equity Subsidiary LLC
SP Preferred Equity Subsidiary LLC
Stonepeak Texas Midstream Holdco LLC
Stonepeak Catarina Upper Holdings, LLC
Stonepeak Infrastructure Fund (Orion AIV) LP
Stonepeak Associates LLC
Stonepeak GP Holdings LP
Stonepeak GP Investors LLC
Stonepeak GP Investors Holdings LP
Stonepeak GP Investors Upper Holdings LP
Stonepeak GP Investors Holdings Manager LLC
Michael Dorrell
Evolve Transition Infrastructure LP
Evolve Transition Infrastructure GP LLC
January 8, 2024

SCHEDULE A
DIRECTORS AND EXECUTIVE OFFICERS OF THE GENERAL PARTNER
The following table sets forth, to the best of our knowledge, for each executive officer and director of the General Partner, his or her name, business or residence address, principal occupation or employment at the present time and during the last five years, and the name of any corporation or other organization in which such employment is conducted or was conducted. Except as otherwise indicated, to the best of our knowledge, all of the persons listed below are citizens of the United States of America. During the past five years, to the best of our knowledge, none of the executive officers or directors of the General Partner have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which the person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of these laws. Unless otherwise indicated, the principal business address of each director and executive officer of the General Partner is 1360 Post Oak Blvd., Suite 2400, Houston, Texas 77056.
Evolve Transition Infrastructure GP LLC
Name	Title	Present Occupation or Employment, Five-Year Employment History and Address
Michael Bricker	Director
Mr. Bricker was appointed as a member of the Evolve Board in September 2020. Mr. Bricker is a Senior Managing Director at Stonepeak Partners and has been with Stonepeak Partners since 2017. Mr. Bricker currently serves on the Board of Directors of Oryx Midstream Services LLC, the owner and operator of a crude oil pipeline system, both located in the Permian Basin. Prior to joining Stonepeak Partners, Mr. Bricker was an investment professional for First Reserve Energy Infrastructure Fund, a private equity firm that focuses on energy infrastructure investments. Mr. Bricker started his career as an Analyst in Citigroup’s oil and gas investment banking group. Mr. Bricker holds a Master in Professional Accounting with a Minor in Finance, graduating with high honors from the University of Texas at Austin.

Michael Heim	Director
Mr. Heim was appointed as a member of the Evolve Board in April 2022. Mr. Heim is currently an independent consultant in the energy industry, a role he has held since April 2019. Mr. Heim is also an Operating Partner at Stonepeak Partners. Mr. Heim currently serves on the Board of Directors of Oryx Midstream LLC, a private midstream crude operator, and West Texas Gas, a private company involved in natural gas distribution, natural gas and natural gas liquids transmission services and related gathering and processing operations, roles he has held since July 2019 and October 2021, respectively. Mr. Heim also presently serves on the Management Committee representing the Canada Pension Plan Investment Board (“CPPIB”) in a midstream joint venture between

Name	Title	Present Occupation or Employment, Five-Year Employment History and Address

the Williams Company and CPPIB in Appalachia, a role he has held since fall 2019. From March 2016 to April 2019 Mr. Heim served as Vice Chairman of the Board of Directors of Targa Resources Corp. (“Targa”), a company he co-founded. From November 2015 to February 2016, he served as Vice Chairman and a member of the board of directors of the general partner of Targa Resources Partners LP. From January 2012 to November 2015, Mr. Heim served as President and Chief Operating Officer of Targa. From October 2005 to December 2011, Mr. Heim served as Executive Vice President and Chief Operating Officer of Targa. He also served as an officer of an affiliate of Targa during 2004 and 2005 and was a consultant for the affiliate during 2003. Mr. Heim also served as a consultant in the energy industry from 2001 through 2003 providing advice to various energy companies and investors regarding their operations, acquisitions and dispositions. Mr. Heim served as Chief Operating Officer and Executive Vice President of Coastal Field Services, a subsidiary of The Coastal Corp. (“Coastal”), a diversified energy company, from 1997 to 2001 and President of Coastal States Gas Transmission Company from 1997 to 2001. In these positions, he was responsible for Coastal’s midstream gathering, processing, and marketing businesses. Prior to 1997, he served as an officer of several other Coastal exploration and production, marketing and midstream subsidiaries. Mr. Heim brings more than 40 years of experience in building, operating and managing midstream assets in the U.S. to the Evolve Board. He also brings substantial experience in joint ventures, project finance and project development having been involved in numerous new construction, operations, commercial decisions, risk planning and governmental and industry advocacy activities over the course of his career.

David Kinder	Director
Mr. Kinder was appointed as a member of the Evolve Board in September 2022 and is also currently an Operating Partner at Stonepeak Partners. Additionally, Mr. Kinder is President of TP Power, LLC which owns and operates power plants in Texas and is a partner at Sabine Property Partners, which focuses on commercial real estate opportunities in Texas. Mr. Kinder currently serves on the Board of Directors of Oryx Midstream LLC, a private midstream crude operator in the Permian Basin and Zenith Energy,

Name	Title	Present Occupation or Employment, Five-Year Employment History and Address

a leading global operator of independent liquids terminals, roles that he has held since 2019 and 2014, respectively. Additionally, he was a board member and audit chair from 2013 to 2017 of Western Refining Logistics, L.P (“WNRL”) which owned and operated crude oil and refined products pipelines, terminals and other logistics assets. Mr. Kinder was Vice President of Corporate Development and Treasurer of Kinder Morgan, Inc. (“KMI”) and Kinder Morgan Energy Partners, L.P. (“KMP”) from 2005 until retiring from the companies in 2013 and Vice President, Corporate Development and Treasurer of the general partner of El Paso Pipeline Partners, L.P (“EPB”) from 2012 until retiring from the company in 2013. Mr. Kinder held various management roles for the Kinder Morgan companies from 1999 – 2013. Kinder Morgan is one of the largest diversified energy infrastructure companies in North America. Mr. Kinder brings to the Evolve Board over 25 years of experience in the acquisition, divestiture, financing, and development of energy assets in North America. He graduated cum laude with a Bachelor of Business Administration in Finance and minor in History from Texas Christian University.

Richard S. Langdon	Director
Mr. Langdon was appointed as a member of the Evolve Board in March 2015 and was previously a director of Sanchez Production Partners LLC having been first appointed in 2006. Mr. Langdon is currently the Chief Executive Officer, President and Chief Financial Officer of Altamont Energy LLC, a privately held exploration and production company. Mr. Langdon previously served as the President and Chief Executive Officer of Badlands Energy, Inc., a privately held exploration and production company (“Badlands Energy”), and its publicly traded predecessor entity, Gasco Energy, Inc. (“Gasco”), from May 2013 to October 2018. Mr. Langdon also served as a director of Badlands Energy and its predecessor, Gasco since 2003. Badlands Energy filed for bankruptcy in August 2017. In addition to his Badlands Energy titles, Mr. Langdon also served as Debtor-in-Possession for Badlands Energy, Inc. from August 2017 to October 2018. Mr. Langdon also currently serves on the board of directors, as chairman of the audit committee and as a member of the compensation committee of Gulfslope Energy, Inc., which capacities he has served in since March 2014. Mr. Langdon was the President and Chief Executive Officer of KMD

Name	Title	Present Occupation or Employment, Five-Year Employment History and Address

Operating Company LLC (“KMD Operating”), a privately held production company, from November 2011 until December 2015 and Matris Exploration Company L.P., a privately held production company, from July 2004 until the merger of Matris Exploration into KMD Operating in November 2011, which merger was effective January 2011. Mr. Langdon also served as President and Chief Executive Officer of Sigma Energy Ventures, LLC, a privately held production company, from November 2007 until November 2013. From 1997 until 2002, Mr. Langdon served as Executive Vice President and Chief Financial Officer of EEX Corporation, a publicly traded exploration and production company that merged with Newfield Exploration Company in 2002. Prior to that, he held various positions with the Pennzoil Companies from 1991 to 1996, including Executive Vice President —  International Marketing — Pennzoil Products Company; Senior Vice President — Business Development — Pennzoil Company; and Senior Vice President — Commercial & Control —  Pennzoil Exploration & Production Company.

Steven E. Meisel	Director
Mr. Meisel was appointed as a member of the Evolve Board in September 2020 and is also the Co-Chief Executive Officer of Discovery Midstream Holdings II. Prior to joining Discovery II, Mr. Meisel co-founded Discovery Midstream I in 2016, and grew a small greenfield G&P project into the premier system on the southern side of the DJ Basin. The asset was sold to Williams and KKR in August 2018 for $1.2B. Prior to Discovery I, Mr. Meisel served as Vice President of Business Development at Wildcat Midstream Partners, leading the commercial efforts in North Louisiana while also securing Wildcat’s Southern Midland Basin oil pipeline project. Prior to Wildcat, Mr. Meisel worked in various capacities for Regency Energy including corporate development, corporate finance and business development. Mr. Meisel started his career as an Analyst in Southwest Securities investment banking group. Mr. Meisel has a Bachelor of Finance from the University of Kansas.

John T. Steen III	Chairman
Mr. Steen was appointed as a member of the Evolve Board in September 2020. Mr. Steen is currently an Operating Partner with Stonepeak Partners and supports Stonepeak Partner’s efforts in the midstream energy sector. Mr. Steen also serves as the Chief Executive Officer of West

Name	Title	Present Occupation or Employment, Five-Year Employment History and Address

Texas Gas, a leading firm in natural gas distribution operations, natural gas transmission services, gas gathering/processing, and natural gas liquids transmission services. Prior to joining Stonepeak Partners, Mr. Steen was CEO of Paradigm Energy Partners with a focus on oil and gas pipeline and storage assets in the Bakken Shale of North Dakota and the Eagle Ford Shale of South Texas. Prior to Paradigm, Mr. Steen worked as Vice President for Sage Midstream, as well as in various midstream business development capacities for Energy Transfer and LDH Energy. He is the Chairman of the Texas Racing Commission, which oversees all pari-mutuel wagering on horse and greyhound racing in the state of Texas. Mr. Steen also serves on the boards of Oryx Midstream Services LLC and King Ranch, Inc. He graduated cum laude from Vanderbilt University and received an MBA from the Wharton School as well as an MA in International Studies from the University of Pennsylvania. Mr. Steen is also a CFA charterholder.

Charles Ward	Chief Financial Officer and Secretary and Interim Chief Executive Officer
Mr. Ward was elected Chief Financial Officer and Secretary of the General Partner in March 2015 and has served as Interim Chief Executive Officer since March 15, 2023. Mr. Ward previously served as Chief Financial Officer and Treasurer of Sanchez Production Partners LLC from March 2008 until its conversion to a limited partnership in March 2015 and Secretary from July 2014 until March 2015. Mr. Ward also served as a Vice President of Constellation Energy Commodities Group, Inc. from November 2005 until December 2008. Prior to that time, he was a Vice President of Enron Creditors Recovery Corp. from March 2002 to November 2005.

SCHEDULE B
OWNERSHIP OF COMMON UNITS BY
THE STONEPEAK FILING ENTITIES AND CERTAIN RELATED PERSONS
The following table sets forth the ownership of Common Units as of the date of this Disclosure Statement, by the Stonepeak Filing Entities and, to the knowledge of the Stonepeak Filing Entities, certain related persons, including the executive officers and directors of the General Partner, and the securities transactions by those persons in Common Units during the 60 days prior to the date of this Disclosure Statement:
Person	Number	Percentage of Outstanding Common Units(1)	Securities Transactions in Past 60 Days
The General Partner(2)	6,824,812	73.7%	—
Stonepeak Filing Entities(3)	900,576	9.7%	—
Michael Bricker	—	—	—
Michael Heim	—	—	—
David Kinder	—	—	—
Richard Langdon	—	—	—
Steven E. Meisel	—	—	—
John T. Steen III	—	—	—
Charles Ward	—	—	—
The General Partner, the Stonepeak Filing Entities and listed individuals as a group	7,265,324	83.4%	—

(1)
Based on 9,261,608 Common Units outstanding, which includes the 900,576 Common Units issuable upon exercise of the Warrant (following Amendment No. 10).

(2)
Includes 6,524,812 Common Units held by SP Common Equity Subsidiary LLC and 300,000 Common Units held by SP Preferred Equity Subsidiary LLC. The General Partner is the manager of SP Common Equity Subsidiary LLC and SP Preferred Equity Subsidiary LLC.

(3)
Stonepeak Texas Midstream Holdco LLC is the managing member of Stonepeak Catarina Holdings, LLC. Stonepeak Catarina Upper Holdings, LLC is the majority owner member of Stonepeak Texas Midstream Holdco LLC. Stonepeak Associates LLC is the managing member of Stonepeak Texas Midstream Holdco LLC and the general partner of Stonepeak Infrastructure Fund (Orion AIV) LP. Stonepeak Infrastructure Fund (Orion AIV) LP is the managing member of Stonepeak Catarina Upper Holdings, LLC. Stonepeak GP Holdings LP is the sole member of Stonepeak Associates LLC. Stonepeak GP Investors LLC is the general partner of Stonepeak GP Holdings LP. Stonepeak GP Investors Manager LLC is the managing member of Stonepeak GP Investors LLC. Mr. Dorrell serves as a managing member of Stonepeak GP Investors Manager LLC. Mr. Dorrell is the Chairman, CEO and Co-Founder of Stonepeak Partners and is a member of its Executive Committee.

B-1